      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1996.
                                                    REGISTRATION NO. 333-



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM SB-2


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                       LONG DISTANCE DIRECT HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

                                     Nevada
                            (State of Incorporation)

                                 SIC No. 4825
             (Primary Standard Industrial Classification Code No.)

                                   33-0323376
                            (IRS Employer I.D. No.)

                                1 BLUE HILL PLAZA
                           PEARL RIVER, NEW YORK 10965
                                 (914) 620-0765
           (Address and Telephone Number of Principal Executive Office
                        and Principal Place of Business)

                                 ---------------

     Steven Lampert                          Copy to:
     President                               Caldwell R. Campbell, Esq.
     Long Distance Direct Holdings, Inc.     Day, Campbell & McGill
     1 Blue Hill Plaza                       3070 Bristol Street, Suite 650
     Pearl River, New York 10965             Costa Mesa, California 92626
     (914) 620-0765                          (714) 429-2900

     (Name, Address, and Telephone Number
     of Agent for Service)

                                 ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

                         CALCULATION OF REGISTRATION FEE

 Title of Each Class
         of                              Proposed Maximum      Proposed Maximum
  Securities Being        Amount to       Offering Price      Aggregate Offering        Amount of
     Registered         be Registered       Per Unit(1)            Price(1)         Registration Fee

Common Stock              2,796,703            $3.75              $10,487,637            $3,178




 (1) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457 based upon the average of the bid and asked prices for the Common Stock on December 13, 1996, as reported by the OTC Bulletin Board.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       LONG DISTANCE DIRECT HOLDINGS, INC.
                              CROSS REFERENCE SHEET

                    Between Items of Form SB-2 and Prospectus

Registration Statement Item and Heading                     Prospectus Caption
 1.      Forepart of the Registration Statement and         Outside Front Cover Page
         Outside Front Cover Page of Prospectus


 2.      Inside Front and Outside Back Cover Pages          Inside Front and Outside BackCover Pages
         of Prospectus

 3.      Summary Information and Risk Factors               Prospectus Summary; Risk Factors

 4.      Use of Proceeds                                    Not Applicable

 5.      Determination of Offering Price                    Not Applicable

 6.      Dilution                                           Not Applicable

 7.      Selling Security Holders                           Selling Stockholders

 8.      Plan of Distribution                               Cover Page; Plan of Distribution

 9.      Legal Proceedings                                  Business

 10.     Directors, Executive Officers, Promoters           Management
         and Control Persons

 11.     Security Ownership of Certain Beneficial           Principal Stockholders
         Owners and Management


 12.     Description of Securities                          Description of Securities

 13.     Interest of Named Experts and Counsel              Legal Matters; Experts

 14.     Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities     Management

 15.     Organization Within Last 5 Years                   Not Applicable

 16.     Description of Business                            Business

 17.     Management's Discussion and Analysis or            Management's Discussion and Analysis of
         Plan of Operations                                 Financial Condition and Results of Operations

 18.     Description of Property                            Business

 19.     Certain Relationships and Related                  Certain Transactions
         Transactions

 20.     Market Price for Common Equity and                 Market Price for Common Stock and
         Related Stockholder Matters                        Related Stockholder Matters

 21.     Executive Compensation                   Management

 22.     Financial Statements                     Financial Statements

 23.     Changes in and Disagreements with
         Accountants on Accounting and Financial
         Disclosure                               Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS

                          PRELIMINARY PROSPECTUS DATED
                                 DECEMBER 17, 1996
                             SUBJECT TO COMPLETION,

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                                2,796,703 SHARES
                                       OF
                                  COMMON STOCK
                                ($.001 PAR VALUE)



         The shares of Common Stock of Long Distance Direct Holdings, Inc. (the "Company") offered hereby (the "Shares") will be sold from time to time by the stockholders described herein (the "Selling Stockholders") in transactions in the national over-the-counter market or otherwise at prices prevailing at the time of sale. The Company will not receive any of the proceeds from the sale of the Shares. The expenses incurred in registering the Shares, estimated to be $50,000, will be paid by the Company.

         The Shares offered hereby have been or upon the exercise of outstanding options and warrants will be acquired by the Selling Stockholders from the Company in private transactions and are or will be "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future re sales by the Selling Stockholders to the public without restriction. To the knowledge of the Company, the Selling Stockholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

         Brokers or dealers effecting transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.

         The Common Stock of the Company is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Electronic Bulletin Board ("OTC Bulletin Board") under the symbol "LDDI". The bid and asked prices for the Common Stock on December 13, 1996, as reported by the OTC Bulletin Board were $2.50 and $5.00 per share, respectively. To date, the volume of trading in the Common Stock has been limited and, therefore, the market prices for the Common Stock may not accurately reflect the value of the Company.

         THE COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this Prospectus is _________________ , 1996.

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Building, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company intends to distribute to its stockholders annual reports containing audited financial statements with a report thereon by independent certified public accountants after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the secretary of the Company.

     The Company has filed with the Commission a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

No person is authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS

                                                                                                             Page
Prospectus Summary..........................................................................................   3
Risk Factors................................................................................................   5
The Company.................................................................................................   5
Market For Common Stock and Related Stockholder Matters.....................................................   9
Selected Financial Data.....................................................................................  10
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................  11
Business....................................................................................................  18
Management..................................................................................................  28
Principal Stockholders......................................................................................  30
Certain Transactions........................................................................................  31
Selling Stockholders........................................................................................  34
Plan of Distribution........................................................................................  34
Description of Capital Stock................................................................................  35
Legal Matters...............................................................................................  36
Experts.....................................................................................................  36
Further Information.........................................................................................  36
Index to Financial Statements...............................................................................  F-1

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Memorandum.

 THE COMPANY

    The Company, which was formerly known as Golden Ark, Inc., was inactive until October 6, 1995, when it acquired all of the outstanding stock of Long Distance Direct, Inc. ("LDDI") and LDDI became a wholly owned subsidiary of the Company. LDDI is a New York corporation which was formed in 1991 for the purpose of acting as the general partner of Long Distance Direct L.P. ("LDDLP" or the "Partnership"), a New York limited partnership formed at the same time for the purpose of carrying on the business of a non-facilities-based reseller of long-distance telephone service. In September 1995, LDDI acquired all of the partnership interests of LDDLP in exchange for securities of LDDI common stock. After its acquisition of LDDI, Golden Ark, Inc. changed its name to Long Distance Direct Holdings, Inc. ("LDD Holdings"). In May, 1996, LDD Holdings formed Long Distance Direct Marketing, Inc., a New York corporation ("LDDM"), as a wholly owned subsidiary for the purpose of producing and marketing a televised infomercial designed to recruit additional independent sales representatives. References herein to the Company, to LDDI or to LDDM shall mean LDD Holdings, LDDI and LDDM collectively unless the context otherwise requires. The financial statements included elsewhere herein relate to the business which was known as LDDLP prior to the acquisition of LDDLP by LDDI and the subsequent acquisition of LDDI by LDD Holdings.

    LDDI is a non-facilities-based, or "switchless," reseller of outbound and inbound long-distance telephone, teleconferencing, cellular long distance and calling card services to small and medium-sized commercial customers. All of the services sold by the Company are currently provided by AT&T or MCI. Management believes that AT&T or MCI's long-distance service remains the preferred option of the majority of telephone users. According to a 1995 FCC report, AT&T and MCI accounted for approximately 56% and 17% respectively of total domestic long distance revenue for calendar year 1994. The Company signs up customers and provisions them onto the network of AT&T or MCI, which provide the actual transmission service. The Company has agreements with AT&T and MCI to purchase a minimum level of long distance telephone service at discounted bulk rates which are lower than rates LDDI's customers are able to obtain for themselves due to insufficient call volume. The Company does not own or lease any telephone equipment or participate in the call completion process. Provision of the service to the customer requires no equipment installation or modification on the customer's premises; all action to provide the service takes place within the local and inter-exchange carriers. The customer retains its existing telephone numbers and incurs no expense in making the decision to switch to the services of the Company.

    The Company currently markets its services through three methods typically employed by sellers and resellers of telephone services: field sales, outbound marketing and direct mail. As of the date hereof, approximately 29% of the Company's billings are derived from field sales using a system of self-employed independent sales representatives, who are contractually restricted from performing such services for competitors of LDDI, approximately 64% are derived from outbound telemarketing using a number of outside telemarketing agencies specialized in the sale of telephone services on a non-exclusive basis, and the remaining 7% are derived from direct mail programs. The Company has also test-marketed a televised marketing program during the fourth quarter of 1996, which it intends to roll out in the first quarter of 1997, to increase its independent sales force. The Company intends to establish its own in-house telemarketing facility. In November, 1996, the Company signed a mutually exclusive agreement with Kaire International, a multi-level marketing company, to supply telephone service to that company's registered associates and through those associates to the public at large. See "Business."

    The Company's offices are located at One Blue Hill Plaza, Pearl River, New York 10965. The Company's telephone number is (914) 620- 0675.

THE SELLING STOCKHOLDER OFFERING

Common Stock outstanding on November 30, 1996(1)...............................    6,597,949

common Stock Offered by Selling Stockholders(2)................................    2,796,703

Risk Factors............................    This Offering involves a high degree of risk.
                                            See "Risk Factors."

OTC Bulletin Board Symbol...............    LDDI


----------

(1) Excluding 2,045,000 shares issuable upon exercise of outstanding options and 828,088 shares issuable upon exercise of outstanding warrants.

(2) Includes 45,000 shares issuable upon the exercise of options and 828,088 shares issuable upon the exercise of warrants held by the Selling Stockholders.

                         SUMMARY FINANCIAL INFORMATION

    The statement of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1995 has been derived from financial statements of the Company which have been audited by Adelman, Katz and Mond, L.L.P., independent auditors, and included herein. The report of Adelman, Katz and Mond, L.L.P. on such financial statements notes that the Company's negative working capital and accumulated deficit raise substantial doubt about the Company's ability to continue as a going concern and that the financial statements were prepared on the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the Company's inability to continue as a going concern. The unaudited statement of operations data for the nine months ended September 30, 1996 and the unaudited balance sheet data as of September 30, 1996 has been derived from unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented.

                                              Year Ended                       NINE MONTHS ENDED
                                              December 31                        SEPTEMBER 30
                                  ----------------------------------        -----------------------
                                   1993           1994         1995           1995           1996
                                                           (IN THOUSANDS)

Statement of Operations Data:

Revenues, Net..............       $ 5,340        $9,083       $7,986        $ 6,590         $ 4,710
Operating Expenses.........         1,916         3,877        3,219          2,569           2,304
Operating Loss.............          (267)       (1,052)      (1,096)          (912)           (662)
Net Loss...................          (972)       (1,221)      (1,875)        (1,533)         (1,248)

                                            As Of                    AS OF
                                         December 31             SEPTEMBER 30
                                     ---------------------       ------------
                                      1994           1995            1996
                                      ----           ----            ----
                                                 (IN THOUSANDS)
Balance Sheet Data:

Working Capital (deficit)            $(2,281)       $(3,485)        $ (956)
Total Assets                           2,852          1,627          3,500
Total Liabilities                      5,027          4,890          4,245
Shareholder's Equity (deficiency)     (2,175)        (3,262)          (745)

                                  RISK FACTORS

    The securities offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors, as well as other information set forth in this Memorandum, before deciding to purchase the Shares.

LIMITED OPERATING HISTORY

    The Company commenced its long-distance telephone service operations in November 1991 and, accordingly, has a limited operating history. The Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by a small business in a highly competitive industry. The Company's operating expenses are expected to increase significantly as a result of the Company's proposed expansion of its marketing and sales efforts, if successful, and its contractual minimum long-distance service purchase commitments to AT&T Corporation ("AT&T") and MCI Telecommunications Corporation ("MCI"). Since the Company has a limited operating history, there can be no assurance that its operations will be profitable or that it will ever generate sufficient revenues to meet its expenses and support its anticipated activities. See "Business" and "Financial Statements."

HISTORY OF OPERATING LOSSES AND RISK OF FUTURE LOSSES; ACCUMULATED DEFICITS; VIABILITY AS GOING CONCERN

    The Company has never made a profit since inception in November, 1991. The Company has sustained operating losses of $1,052,236 and $1,096,125 for the fiscal years ended December 31, 1994, and 1995, respectively. As of December 31, 1995, the Company had an accumulated deficit of $4,665,551. The Company's future prospects will depend in large part on the success of its expanded sales and marketing efforts. There can be no assurances that the Company will not experience operating losses in the future. In this respect, the report by the Company's independent certified public accountants on the Company's financial statements for the year ended December 31, 1995 notes that the Company's negative working capital and accumulated deficit raise substantial doubt about the Company's ability to continue as a going concern and that the financial statements were prepared on the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the Company's inability to continue as a going concern. For the first nine months of fiscal year 1996, the Company sustained an operating loss of $661,841, and as of September 30, 1996 the Company had an accumulated deficit of $5,913,957 and a total stockholder deficit of $744,982. See "Business" and "Financial Statements."

DEPENDENCE ON TELECOMMUNICATIONS SERVICE PROVIDERS

    AT&T and MCI are currently the sole providers of the long-distance telecommunications services that the Company resells to its customers. The future business prospects of the Company are particularly dependent on the continuous and reliable use of AT&T and MCI's networks. Changes in tariffs, regulations, or policies by AT&T and MCI may adversely affect the Company's ability to continue to offer long-distance service on what it considers to be commercially reasonable or profitable terms. See "Business."

POTENTIAL ADVERSE EFFECTS OF RATE CHANGES

    The Company bills its customers for the various long-distance telecommunications services used by such customers. The total billing to each customer is generally less than the telephone charges for the same long-distance service that the customer would pay to a primary seller of such services, such as AT&T or MCI. LDD 'S ability to undersell such primary seller arises as a result of the volume discount offered to LDDI in accordance with the terms of its contracts with AT&T and MCI. The Company believes its lower customer bills is one of the most important factors in its ability to attract and retain customers. Therefore, narrowing of the differential between the rates charged to the Company's customers and the cost of the bulk-rate long-distance telecommunications services purchased by the Company for resale to such customers would have a significant adverse effect on the Company. To the extent this differential decreases, the savings the Company is able to obtain for its customers would decrease and the Company would lose customers and face increased difficulty in attracting new customers, and the Company's operating results would also be adversely affected. See "Business."

COMPETITION

    The Company markets long-distance telecommunications services utilizing the AT&T and MCI networks to small and medium-size commercial customers and residential subscribers at tariffed rates which are below the rates generally available to such customers from other carriers. Many other companies are engaged in a similar business to that of the Company and compete directly with the Company for the same customers. There is no pivotal product distinction between the services offered by the Company and the services offered by other long-distance service providers. The same or similar volume discount pricing schedules available to the Company from AT&T and MCI are also available from AT&T, MCI and other telecommunications services providers to current and potential competitors of the Company. There are no substantial barriers to the entry of additional competitors into the market. In addition to direct competition from other resellers, the Company competes with the sales organizations of large telecommunications concerns such as Sprint Corporation ("Sprint") as well as AT&T and MCI themselves, any of which at any particular time may offer prices lower than those offered by the Company, and all of which have far greater financial, marketing and other resources than the Company. See "Business -- Competition."

FAILURE TO MEET AT&T AND MCI MINIMUM PURCHASE REQUIREMENTS; CONTINGENT
LIABILITIES

    The Company has entered into contract tariffs with AT&T and MCI for both outbound and inbound long distance service. See "Business -- Arrangement with AT&T" and "Business -- Arrangements with MCI." In July 1995, the Company signed a five-year negotiated contract tariff with AT&T, effective September 1, 1995, for the supply of inbound and outbound telephone service with volume discounts which obligated the Company for a minimum quarterly purchase requirement of $1,500,000. Also included within the contract tariff is a requirement that a specified minimum proportion of each quarter's usage relate to "new business" (i.e., currently non-AT&T business). The contract provides that failure to achieve the minimum will require payment of the shortfall by the Company. Under the contract tariff, the Company is obligated to make payments equal to its minimum purchase requirements for the outstanding term of the agreement if there is an early termination of the plan. The Company is currently negotiating a new contract tariff with AT&T under which new pricing and new minimum purchase requirements are to be established. AT&T has written to the Company indicating that in consideration of the Company entering into a new contract, the entire cumulative shortfall charged under the existing contract (approximately $2.3 million as of September 30, 1996, none of which has been reflected in the Company's financial statements included herein) will be waived. There can be no assurance that such new contract will be entered into, or, if entered into, that all or substantially all of the shortfall will be waived. In February, 1996, the Company signed a four-year negotiated contract with MCI for the supply of inbound and outbound telephone service with MCI with volume discounts in return for minimum annual purchase requirements rising to $3,000,000 per quarter after the first (12) twelve months of service under the contract. Failure to achieve the minimum will require shortfall payments by the Company. At the present and proposed combined level of its commitments to AT&T and MCI, and at its current selling margins, the Company will need to achieve annualized net sales of telephone service, once the ramp-up period under the MCI contract has been completed in July 1997, of approximately $25 million in order to satisfy such commitments. There can be no assurance that the Company will be able to achieve this level of sales.

CONTROL BY OFFICERS AND DIRECTORS

     The Company's executive officers and directors beneficially own or control in the aggregate 4,054,344 shares of Common Stock (including 1,684,000 shares issuable upon the exercise of options held by the Company's executive officers and directors) or approximately 49.1% of the outstanding shares of the Company's Common Stock. See "Principal Shareholders." The votes represented by the shares beneficially owned or controlled by the Company's executive officers and directors could, if they were cast together, strongly influence the election of a majority of the Company's directors and the outcome of most corporate actions requiring shareholder approval.

    Investors who purchase the Shares may be subject to certain risks due to the concentrated ownership of the Common Stock of the Company. Such risks include the fact that the shares beneficially owned or controlled by the Company's executive officers and directors could, if they were cast together, delay, defer or prevent a change in control of the Company, such as an unsolicited takeover, which change in control might be beneficial to the shareholders.

GOVERNMENTAL REGULATION

    The Company's activities are regulated by the public utility commissions of the various states in which the Company operates. Also, decisions by the Federal Communications Commission ("FCC") with respect to the permissible business activities or pricing practices may have an adverse impact on the Company's operations. The Company could be subject to complaints seeking damages and other relief filed by parties claiming to be harmed by the Company's failure to file tariffs. Moreover, any significant change in regulations by state governmental agencies could significantly increase the Company's costs or otherwise have an adverse effect on the Company's activities and on its expansion efforts. The FCC has recently taken or is currently considering action on various proposals, including proposals relating to interstate access transport services, public filing of rates, proprietary calling cards and billed party preference. Additionally, legislation has recently been enacted in Congress further liberalizing the telecommunications industry, specifically by permitting the Bell Operating Companies (BOCs) to provide service in the long-distance market and allowing the long distance carriers such as AT&T, MCI and the Company into the local markets. Although safeguards have been inserted into the legislation to ensure fair competition, there can be no assurance that the entry of the BOCs into the long-distance market will not have a material adverse effect on the Company's business. See "Business -- Regulation."

DEPENDENCE ON KEY PERSONNEL

    The success of the Company will be largely dependent on the efforts of certain key personnel of the Company, including Steven L. Lampert, its Chairman, Chief Executive Officer and President, and Michael D. Preston, its Chief Financial Officer and Vice President-Finance. The Company has not entered into written or formal employment agreements with Messrs. Lampert and Preston. The loss of the services of either of these individuals would have a material adverse effect on the Company. The Company has key-man life insurance policies in the amount of $1,000,000 for each of Messrs. Lampert and Preston. The success of the Company will also depend, in part, upon its ability in the future to attract and retain additional qualified operating, marketing and financial personnel. See "Business" and "Management."

RELIANCE ON INDEPENDENT SALES AGENTS

    The Company markets its services through independent sales representatives and independent telemarketing organizations, who are paid a commission by the Company based on volume of sales generated, and by the Company's direct mail program. The independent telemarketing organizations presently account for approximately 64% of the Company's long-distance sales volume. Should the services of one or more of these independent telemarketers be interrupted or become unavailable to the Company, and in the event that the Company is unable to promptly replace such marketing efforts, the financial results of the Company could be adversely affected. See "Business -- Marketing and Sales."

TECHNOLOGICAL CHANGE AND NEW SERVICES

    The telecommunications industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. The impact of such changes in service and standards on the Company has been limited due to its selling g only AT&T long-distance services until April, 1996. The Company believes that its future success will depend in part on its ability to anticipate such changes and to offer on a timely basis market responsive services that meet these evolving industry standards, especially if at some future time the Company should cease selling AT&T service. There can be no assurance that the Company will have sufficient resources to introduce new services that would satisfy an expanded range of customer needs.

CUSTOMER ATTRITION

    The Company believes that a high level of customer attrition is common in the direct dial, long-distance industry. Although the level of attrition experienced by the Company lies within the range anticipated in its budgets, the Company does not have a long history of operations and accordingly, the level of customer attrition experienced to date may not be indicative of future attrition levels. In addition, there can be no assurance that any steps taken by the Company to counter increased customer attrition will be successful.

AUTHORIZATION OF PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes the issuance of 10,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE

     Of the 6,597,949 shares of the Company's Common Stock outstanding on November 30, 1996, approximately 587,382 are freely tradeable and approximately are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act ("Rule 144").
Approximately ___________ of the restricted securities will be eligible for resale under Rule 144 in October, 1997 and the remaining ____________ restricted securities will be eligible for resale under Rule 144 in approximately ___________, 1998. The "restricted securities" may be sold only pursuant to registration under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities
Act including that arising under Rule 144. Generally, under Rule 144, each person having held restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then outstanding shares of Common Stock, or the average weekly volume of trading of such shares of Common Stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of the Common Stock for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. A proposed amendment to Rule 144 would shorten the two year holding period to one year and the three year holding period to two years. Actual sales, or the prospect of sales by the present stockholders of the Company or by future holders of restricted securities under Rule 144, or otherwise, may, in the future, have a depressive effect upon the price of the Company's shares of Common Stock in any market that may develop therefor. See "Principal Stockholders."

LIMITED PUBLIC MARKET FOR SECURITIES OF THE COMPANY

    Although the Company's Common Stock is currently traded on the National Association of Securities Dealers ("NASD") Electronic Bulletin Board, there was no trading activity prior to December, 1995, and since such date there has been only an extremely limited and sporadic trading market for the Common Stock. Although the Company has filed an application for inclusion of the Company's Common Stock in the NASDAQ Small Cap Market, there can be no assurance that NASDAQ will admit the Company's Common Stock for trading on its Small Cap Market. See "Market for Common Stock and Related Stockholder Matters."

NASDAQ LISTING REQUIREMENTS; RISK OF LOW-PRICED SECURITIES

    The criteria for the inclusion of securities on the NASDAQ Small Cap Market require total assets and net worth of $4,000,000 and $2,000,000, respectively. The Company believe that it currently satisfies such criteria and has applied for inclusion of the Company's Common Stock in the NASDAQ Small Cap Market. If the application is not approved, trading, if any, will be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD Electronic Bulletin Board. An investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities if they are traded in the over-the-counter market.

    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. Regulations of the Securities and Exchange Commission (the "Commission") generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, or (ii) net tangible assets of $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 for the last three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

    In addition, if the Company's securities are not quoted on NASDAQ, or the Company does not meet the exceptions described in the previous paragraph, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination regarding the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

NO DIVIDENDS

    The Company has never paid any cash or other dividends on its Common Stock. The Company anticipates that in the foreseeable future earnings, if any, will be retained for use in the business or for other corporate purposes, and it is not anticipated that cash or any other dividends in respect of the Common Stock will be paid in the foreseeable future. See "Dividend Policy."

RELATED PARTY TRANSACTIONS AND POSSIBLE CONFLICTS OF INTEREST

    Until November, 1996, the Board of Directors consisted of Steven Lampert and Michael Preston, both of whom are executive officers and principal shareholders of the Company. Thus, there has in the past existed the potential for conflicts of interest in transactions between the Company and such individuals or entities in which such individuals have an interest. The Company has attempted to ensure that any such transactions were entered into on terms that were no less favorable than could have been obtained in transactions with unrelated third parties. In November, 1996, three additional individuals, none of whom is an officer or employee of the Company, were elected to the Board of Directors.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock has been traded in the over-the-counter market on the OTC Bulletin Board under the symbol LDDI since December 13, 1995. There was no active trading market for the Company's Common Stock for more than two years prior to December 13, 1995. Since December 13, 1995, trading activity with respect to the Company's Common Stock has been extremely limited and sporadic.

    The following table reflects the high and low bid prices of the Company's Common Stock as reported by the OTC Bulletin Board from December 13, 1995 to December 13,1996. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                               High      Low
                                               ----      ---
1995
Fourth Quarter (December 13 to December 31).  $ 3.00   $ 3.00

1996
First Quarter............................     $ 3.00   $ 3.00
Second Quarter...........................     $ 6.00   $ 3.00
Third Quarter............................     $ 6.00   $ 4.50
Fourth Quarter (through December 13).....     $ 5.00   $ 2.00
                                              ------   ------


     As of December 13, 1996, there were approximately 87 shareholders of record of the Company's Common Stock. On December 13, 1996, the closing bid price for the Company's Common Stock was $2.50.

                                 DIVIDEND POLICY

    The Company has never paid any cash dividends on its Common Stock and anticipates that, for the foreseeable future, no cash dividends will be paid on its Common Stock. Payment of future cash dividends will be determined by the Company's Board of Directors based upon conditions then existing, including the Company's financial condition, capital requirements, cash flow, profitability, business outlook and other factors. In addition, the Company's future credit arrangements may restrict the payment of dividends.

                             SELECTED FINANCIAL DATA

    The statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the balance sheet data for the year 1995 has been derived from financial statements of the Company which have been audited by Adelman, Katz and Mond, LLP, independent auditors, and included herein. The report of Adelman, Katz and Mond, LLP, on such financial statements notes that the Company's negative working capital and accumulated deficit raise substantial doubt about the Company's ability to continue as a going concern and that the financial statements were prepared on the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the Company's inability to continue as a going concern. The unaudited statement of operations data for the nine months ended September 30, 1996 and the unaudited balance sheet data as of September 30, 1996 has been derived from unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented.

                                                            Year Ended                       NINE MONTHS ENDED
                                                            December 31                        SEPTEMBER 30
                                               ------------------------------------     --------------------------
                                                1993           1994            1995         1995           1996
                                               -------------------------------------------------------------------
                                                                     (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues, gross                                $ 5,499        $ 9,528        $ 8,364        $ 6,932        $ 4,730
Customer rebates and refunds                       159            445            377            342             20
                                               -------        -------        -------        -------        -------
Revenues, net                                    5,340          9,083          7,986          6,590          4,710
Cost of services                                 3,691          6,258          5,863          4,933          3,068
Gross Profit                                     1,649          2,825          2,123          1,657          1,642
Operating Expenses
Sales and marketing                                472          1,323            519            571            448
General and administrative                       1,444          2,554          2,700          1,998          1,856
                                               -------        -------        -------        -------        -------
                                                 1,916          3,877          3,219          2,569          2,304
Loss from operations before interest and
  tax                                              262          1,052          1,096            912            662

                                             Year Ended                       NINE MONTHS ENDED
                                             December 31                        SEPTEMBER 30
                                    -------------------------------          ------------------
                                    1993         1994          1995          1995         1996
                                    ------------------------------------------------------------
                                                           (IN THOUSANDS)
Interest expense                     96           169           371           243          586
1994 IPO costs written off          609            --           407           378           --
                                 ------        ------        ------        ------        ------
Net Loss                           (972)       (1,221)       (1,874)       (1,553)       (1,248)

                                              AS OF                  AS OF
                                           DECEMBER 31            SEPTEMBER 30
                                       -------------------        ------------
                                       1994           1995            1996
                                       ---------------------------------------
                                                    (IN THOUSANDS)

BALANCE SHEET DATA:
Working Capital (deficit)            $(2,281)       $(3,485)        $ (956)
Total Assets                           2,852          1,627          3,500
Total Liabilities                      5,027          4,890          4,245
Shareholder's Equity (deficiency)     (2,175)        (3,262)          (745)



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

    The following discussion and analysis should be read in conjunction with the Financial Statements and the notes thereto appearing herein. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

GENERAL

    The following discussion and analysis relates to the financial condition and results of operations of the Company for the two years ended September 30, 1996. The Company has sustained losses for each of the two years due to the lack of working capital to finance adequate levels of marketing expenditure. The Company effected a restructuring in October, 1995 in order to be able to improve its liquidity and finance its future expansion by subsequent offerings of shares of its Common Stock. Since the restructuring, the Company has raised approximately $6.2 million in cash (net of certain expenses) from the private sale of its Common Stock and has converted approximately $1.7 million of its debt into equity.

    Management has and will use the proceeds from these and future offerings, if successful, to improve the financial condition of the Company and provide increased working capital. Marketing activities will be pursued more aggressively to increase the Company's customer base. The Company has thus far used independent sales representatives, sub-contracted telemarketers, and direct mail to solicit customers. The Company now intends to establish its own in-house telemarketing facility, has launched a televised marketing program to increase its independent sales force, and plans to increase its direct mail activity. The Company has also, in November, 1996, signed a mutually exclusive agreement with Kaire International, a multi-level marketing company, to supply telephone service to that company's registered associates and through those associates to the public at large. The Company believes that the proceeds of the current and anticipated future offerings, if successful, together with cash flow generated from operations, will be sufficient to meet its anticipated working capital needs for the foreseeable future.

RESULTS OF OPERATIONS

THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AS COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995

    Gross revenues for the nine months ended September 30, 1996 were $4,729,729 as compared to $6,931,987 for the nine months ended September 30, 1995. The decrease of 32% is attributable to the Company's inability to finance adequate levels of marketing expenditure to offset customer attrition and to the loss, in October 1995, of its largest customer,

L.C. Wegard & Company, which had generated gross revenue of approximately $150,000 per month, as a result of such customer's bankruptcy. The Company has taken steps to increase its revenues as discussed above.

    During the last quarter of 1996, the Company anticipates taking steps to increase its customer base and, consequently, its revenues and market share as follows:

    Management has begun to resume the active pursuit of new customers utilizing the proceeds of its private placements, and will continue to do so in order to increase its revenues. The Company intends to increase expenditures on sub-contracted telemarketing and direct mail activities as well as establish its own in-house telemarketing facility.

    The Company has launched a televised marketing program to increase its independent sales force. In May, 1996, the Company, through its wholly owned subsidiary, Long Distance Direct Marketing, Inc., entered into a joint venture arrangement with Guthy-Renker Distribution, Inc., one of the leading infomercial producers and promoters in the United States, to produce and market a thirty minute infomercial selling the right to become an independent sales representative of the Company. Under this contract, the Company is responsible for financing the cost of production of the infomercial program, while Guthy-Renker is responsible for financing both the cost of media and the costs of fulfilling the orders procured by the infomercial. The film has been completed and test marketing has commenced in the last quarter of 1996 with encouraging results. If these results are sustained, the Company anticipates that nationwide screening will begin prior to the end of 1996 with a view to generating substantial numbers of additional independent sales representatives. There can be no assurance, however, that such roll-out will be successful or that representatives recruited by this method will generate significant levels of telephone service for the Company.

    In November, 1996, the Company signed a mutually exclusive agreement with Kaire International, a multi-level marketing company, to supply telephone service to that company's registered associates and through those associates to the public at large. LDDI understands that Kaire is one of the fastest growing multi-level marketing companies in the United States with an associate base of over 370,000 individuals. There can be no assurance, however, that Kaire will be successful in selling LDDI's service to those associates or that the associates themselves will be successful in selling such service to the public at large.

    In the first quarter of 1996, Congress passed legislation allowing the entry of long-distance carriers into the local market and local carriers into the long distance market to foster greater competition within the telephone industry. While this may lead to increased competition for the Company in the long distance market from local carriers, management plans to enter into the local market in order to increase its overall market share.

    The Company has also entered the residential market in 1996. Previously, the Company has sold exclusively to commercial customers. The Company has signed an agreement with MCI which allows the "LECs" (Local Exchange Carriers) to bill and collect on behalf of the Company. It is anticipated that the majority of new business generated from the Company's televised marketing program will be residential where customers prefer to receive both local and long distance usage on one monthly bill. Commercial customers are more open to receiving separate bills for local and long distance service.

    Management believes that the Company's systems are capable of supporting the anticipated growth in the Company's revenues. The systems were further upgraded in 1995 to provide quicker response times for the customer service and collections functions.

    Gross profit was $1,642,296 and $1,656,620 for the nine months ended September 30, 1996 and 1995, respectively. As a percentage of net sales, the gross profit margins for the nine months ended September 30, 1996 and 1995 were 35% and 25%, respectively. The percentage increase is due to two factors: extremely favorable pricing received by the Company under its 1996 contract with MCI; and the loss of the Company's largest customer, L.C. Wegard and Company, in October, 1995. Since the Company had granted promotional rebates to this customer in 1995, the result was slimmer profit margins in 1995. Presently, the Company is in the process of re-negotiating its contract with AT&T and AT&T has indicated its willingness to grant the Company more favorable pricing.

    For the period September 1994 through August, 1995, the Company operated under an individually negotiated contract tariff with AT&T for outbound long distance service. This contract had a three year term and required the purchase of $1,200,000 per quarter of SDN (Software Defined Network) and DNS (Distributed Network Service) usage. The Company received volume discounts based on its level of usage. The new contract signed on September 1, 1995 -- which supersedes all previous contracts with AT&T -- encompasses both outbound and inbound service and is set at a fixed term of four years with a one-year extension. The Company continues to have a minimum SDN and DNS purchase requirement of $1,200,000 per quarter for 16 quarters or 20 quarters if the Company extends its contract. The Company is currently negotiating a new contract tariff with AT&T under which new pricing and new minimum purchase requirements are to be established. AT&T has written to the Company indicating that in consideration of the Company entering into a new contract, the entire cumulative shortfall charged under the existing contract (approximately $2.3 million as of September 30, 1996, none of which has been reflected in the Company's financial statements included herein) will be waived. There can be no assurance that such new contract will be entered into, or, if entered into, that all or substantially all of the shortfall will be waived.

    On March 1, 1996 the Company signed an individually negotiated agreement with MCI under which the Company is authorized to resell various MCI services, including outbound long-distance and local long distance, inbound long-distance, calling cards, debit cards, teleconferencing and MCI enhanced services. The agreement is subject to a twelve month ramp period followed by a thirty month service period and supersedes a prior agreement signed August 1995 under which MCI was unable to provide service as a result of software problems between MCI and the LECs.

    During the first five months of the ramp period, the Company has no minimum purchase obligations. During the sixth, seventh, and eighth months, the Company is obliged to purchase $250,000 of services per month, during the ninth and tenth month $500,000 per month, during the eleventh and twelfth month $750,000 per month, and during the thirty month service period $1,000,000 per month. In the event that the Company fails to meet its minimum purchase requirements, it must pay MCI 15% of the difference between the amount used and the respective minimum monthly requirement.

    The agreement is subject to increases and decreases in the rate of discount offered to the Company, depending on the proportion of "new business" (currently non-MCI business) in the Company's total usage. During the first six months of the agreement, either the Company or MCI may terminate the agreement at will, with no penalty. In the event that no notice of termination is received within six months, the agreement is to run for the full forty-two (42) month term.

        Prior to March 31, 1996, MCI had been unable to provision the Company's customers. Subsequent to March 31, 1996, MCI commenced providing service and the benefit of this was reflected in the Company's revenues beginning in the second quarter. In consideration of its inability to provide service under the August, 1995 contract prior to December 31, 1995, MCI agreed to compensate the Company in the form of a service credit in an amount not to exceed $1,000,000, to be applied against its initial usage under the March, 1996 contract.

        Sales and marketing expenses were $448,363 and $570,686 for the nine months ended September 30 1996 and 1995 respectively. As a percentage of gross sales, sales and marketing expenses were 9% and 8% for the nine months ended September 30, 1996 and September 30, 1995, respectively. The percentage increase is attributable partially to lower sales in 1996 and partially to one-time adjustments made at September 30, 1995, as follows: The company wrote off amounts due one of its telemarketers of $109,816 after it ceased doing business with this telemarketer . The Company also wrote off $75,000 of commission payable to its independent sales agents who are no longer active. Management has resumed its acquisition of accounts upon receipt of funding from its private placements and plans to pursue marketing techniques more aggressively to increase its customer database and revenues. The Company intends to establish its own in-house telemarketing facility, has launched a televised marketing program during 1996 to increase its independent sales force and has resumed its direct mail activity.

        General and administrative expenses were $1,855,774 and $1,997,929 for the nine months ended September 30, 1996, and 1995 respectively. As a percentage of gross sales, general and administrative expenses for the nine months ended September 30, 1996 and 1995 were 39% and 29% respectively. Total general and administrative expenses were reduced by $108,000 at September 30, 1996, which represented a writeoff of amounts payable to two former partners of the Company when litigation was settled in the third quarter. The principal elements which contributed to the increase in general and administrative expenses are mainly related to the Company's expansion of its resources in anticipation of increased levels of sales and expenditures incurred in connection with the Company's plan to reduce significantly its levels of debt by December 31, 1996. The Company incurred increased audit and legal fees due to heavier reporting requirements and settlement of outstanding litigation, and increased costs in relation to penalties and interest paid to taxing authorities in an attempt to clear old outstanding tax liabilities. The percentage increase is also attributable to lower sales levels in 1996

        Interest expense for the nine months ended September 30, 1996 and 1995 was $589,295 and $247,506 respectively. For the nine months ending September 30, 1995, interest expense related to accrued interest on indebtedness of the Company in connection with a note incurred in relation to the purchase of the partnership interest of two of the original limited partners in LDDLP, and various financing agreements entered into in 1994 to finance the Company's working capital requirements. The note payable related to the partnership buy out was paid off in the third quarter of 1996 when litigation was settled. In addition, a majority of the Company's outstanding loans were converted to equity under the first private placement. In the third quarter of 1996, 150,000 shares were granted to a shareholder of the Company in turn for such shareholder making a loan of $500,000 to the Company. Non-cash interest expense in the amount of $495,000 was recorded as a result of this transaction. In addition, this loan was converted to equity at September 30, 1996. In the last quarter of 1996, another $850,000 in loans payable was converted to equity.

    The Company incurred a net loss of $1,248,406 for the nine months ended September 30, 1996 compared to a net loss of $1,533,068 for the nine months ended September 30, 1995. For the nine months ending September 30, 1995, costs of $377,585 were written off in connection with an initial public offering which had been planned for the beginning of 1995 but which did not take place. These amounts had been largely incurred during 1994 but not expensed during that year and are non-operational in nature.

        Although the Company's 1996 sales were lower when compared to the 1995 levels, its loss in 1996 was lower since the Company sacrificed 5% of its revenues at September 30, 1995 to grant promotional rebates to its largest customer, L.C. Wegard and Company. Since the Company lost this customer in October, 1995, it granted less than 1% in customer rebates in 1996 which enhanced its profit margins.

THE TWELVE MONTHS ENDED DECEMBER 31, 1995 AS COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 1994

    Gross revenues for the twelve months ended December 31, 1995 were $8,363,949 as compared to $9,527,497 for the twelve months ended December 31, 1994. The decrease of 12% is attributable partially to the Company's inability to finance adequate levels of marketing expenditure to offset customer attrition and partially to the inability of MCI to provide service under its contract with the Company during 1995. In addition, in October 1995, the Company lost its largest customer, L.C. Wegard & Company, which had generated gross revenue of approximately $150,000 per month, as a result of such customer's bankruptcy.

    The Company anticipates taking steps to increase its customer base and, consequently, its revenues and market share as follows:

    Management plans to resume the active pursuit of new customers in 1996 upon receipt of the proceeds of its current and future private placements, if successful, and thus increase its revenues. The Company intends to increase expenditures on sub-contracted telemarketing and direct mail activities as well as establish its own in-house telemarketing facility.

    The Company has launched a televised marketing program to increase its independent sales force. In May, 1996, the Company, through its wholly owned subsidiary, Long Distance Direct Marketing, Inc., entered into a contract with Guthy-Renker Distribution, Inc., one of the leading infomercial producers and promoters in the United States, to produce and market a thirty minute infomercial selling the right to become an independent sales representative of the Company. Under this contract, the Company is responsible for financing the cost of production of the infomercial program, while Guthy-Renker is responsible for financing both the cost of media and the costs of fulfilling the orders procured by the infomercial. The film has been completed and test marketing has commenced in the last quarter of 1996 with encouraging results. If these results are sustained, the Company anticipates that nationwide screening will begin prior to the end of 1996. There can be no assurance that such roll-out will be successful or that representatives recruited by this method will generate significant levels of telephone service for the Company.

    In November, 1996, the Company signed a mutually exclusive agreement with Kaire International, a multi-level marketing company, to supply telephone service to that company's registered associates and through those associates to the public at large. LDDI understands that Kaire is one of the fastest growing multi level marketing companies in the United

States with an associate base of over 370,000 individuals. There can be no assurance, however, that Kaire will be successful in selling LDDI's service to those associates or that the associates themselves will be successful in selling such service to the public at large.

    In the first quarter of 1996, Congress passed legislation allowing the entry of long-distance carriers into the local market and local carriers into the long distance market to foster greater competition within the telephone industry. While this may lead to increased competition for the Company in the long distance market from local carriers, management plans to enter into the local market in order to increase its overall market share.

    The Company has also commenced its entry into the residential market in 1996 through its contract with MCI. Previously, the Company has sold exclusively to commercial customers. In addition, it may expand its agreement with MCI to include direct billing services and "LEC" billing whereby the "LEC's" (Local Exchange Carriers) will bill and collect on behalf of the Company.

    Management believes that the Company's systems are capable of supporting the anticipated growth in the Company's revenues. The systems were further upgraded in 1995 to provide quicker response times for the customer service and collections functions.

    Gross profit was $2,123,737 and $2,824,813 for the twelve months ended December, 1995 and 1994, respectively. The gross profit margins for the twelve months ended December 31, 1995 and 1994 were 25.4% and 29.6%, respectively. The dollar and percentage decreases are partially attributable to the decrease in revenues explained above -- discounts granted to the Company are based upon volume -- and partially to difficulties experienced in obtaining fully accurate call record information from AT&T to rebill its customers.

    For the period September 1994 through August, 1995, the Company operated under an individually negotiated contract tariff with AT&T for outbound long distance service. This contract had a three year term and required the purchase of $1,200,000 per quarter of SDN(Software Defined Network) and DNS(Distributed Network Service) usage. The Company received volume discounts based on its level of usage. The new contract signed on September 1, 1995 which supersedes all previous contracts with AT&T -- encompasses both outbound and inbound service and is set at a fixed term of four years with a one-year extension. The Company continues to have a minimum SDN and DNS purchase requirement of $1,200,000 per quarter for 16 quarters or 20 quarters if the Company extends its contract. The Company is currently negotiating a new contract with AT&T and expects to receive more favorable terms and pricing.

    On March 1, 1996 the Company signed an individually negotiated agreement with MCI under which the Company is authorized to resell various MCI services, including outbound long-distance and local long distance, inbound longdistance, calling cards, debit cards, teleconferencing and MCI enhanced services. The agreement is subject to a twelve month ramp period followed by a thirty month service period and supersedes a prior agreement signed August 1995 under which MCI was unable to provide service as a result of software problems between MCI and the LECs (Local Exchange Companies).

    During the first five months of the ramp period, the Company has no minimum purchase obligations. During the sixth, seventh, and eighth months, the Company is obliged to purchase $250,000 of services per month, during the ninth and tenth month $500,000 per month, during the eleventh and twelfth month $750,000 per month, and during the thirty month service period $1,000,000 per month. In the event that the Company fails to meet its minimum purchase requirements, it must pay MCI 15% of the difference between the amount used and the respective minimum monthly requirement.

    The agreement is subject to increases and decreases in the rate of discount offered to the Company, depending on the proportion of "new business" (currently non-MCI business) in the Company's total usage. During the first six months of the agreement either the Company or MCI may terminate the agreement at will, with no penalty. In the event that no notice of termination is received within six months, the agreement is to run for the full forty-two (42) month term.

    In consideration of its inability to provide service under the August, 1995 contract prior to December 31, 1995, MCI agreed to compensate the Company in the form of a service credit in an amount not to exceed $1,000,000, to be applied against its initial usage under the March, 1996 contract. No provision for this credit has been included in the Company's financial statements through December, 1995.

    Sales and marketing expenses were $519,411 and $1,322,546 for the twelve months ended December 31, 1995 and 1994 respectively. As a percentage of gross sales, sales and marketing expenses fell from 13.9 % for the twelve months ended December 31, 1994 to 6.2 % for the twelve months ended December 31, 1995. Both the dollar and percentage decrease are attributable to cash constraints experienced by the Company during 1995. The expenditure for the year ended 1994 also included a non-recurring charge of $176,000 in respect of the writeoff of an amount receivable from an outside telemarketing agency that was unable to meet its obligations to the Company. Also contributing to the reduction in sales and marketing expense is the increased efficiency of the Company's management in controlling new account acquisition costs and monitoring the performance of accounts acquired through outbound telemarketing firms. Management plans to resume its acquisition of accounts upon receipt of funding from its current and future private placements, if successful. The Company intends to establish its own in-house telemarketing facility and to increase its direct mail activity. In addition, the Company has launched a televised marketing program in the third quarter of 1996 to increase its independent sales force and has signed a mutually exclusive agreement with Kaire International, a multi-level marketing company, to supply telephone service to that company's registered associates and through those associates to the public at large.

    General and administrative expenses were $2,700,451 and $2,554,503 for the twelve months ended December 31, 1995, and 1994 respectively. As a percentage of gross sales, general and administrative expenses for the twelve months ended December 31, 1995 and 1994 were 32.3 % and 26.8% respectively. The principal elements which contributed to the increase in general and administrative expenses were costs relating to attempts during the year to raise capital for the Company and increased costs relating to the maintenance and upgrading of the Company's internal systems in anticipation of increased levels of sales activity.

    For the period ending December 31, 1995, costs of $407,572 were written off in connection with an initial public offering which had been planned for the beginning of 1995 but which did not take place. These amounts had been largely incurred during 1994 but not expensed during that year.

    Interest expense for the twelve months ended December 31, 1995 and 1994 relates to accrued interest on indebtedness of the Company in connection with a note incurred in connection with the purchase of the partnership interest of two of the original limited partners in LDDLP, and various financing agreements entered into in 1994 to finance the Company's working capital requirements.

    The Company incurred a net loss of $1,874,923 for the year ended December 1995 compared to a net loss of $1,220,717 for the year ended December 1994. The larger net loss in 1995 is partially attributable to the one-time writeoff of $407,000 of initial public offering costs which were non-operational in nature.

THE TWELVE MONTHS ENDED DECEMBER 31, 1994 AS COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 1993

    Gross revenues for the twelve months ended December 31, 1994 were $9,527,497 as compared to $5,499,035 for the twelve months ended December 31, 1993. The increase of 73% is attributable to the introduction by the Company in January of 1994 of sub-contracted telemarketing agencies as an additional means to market its services. Until the beginning of 1994, over 95% of the Company's billings were derived from sales made by independent sales representatives.

    Gross profit was $2,824,813 and $1,649,674 for the twelve months ended December, 1994 and 1993, respectively. The gross profit margins for the twelve months ended December 31, 1994 and 1993 were 29.6% and 30%, respectively. The dollar increase is related to the increase in revenues as a result of the introduction of the use of sub-contracted telemarketers in 1994. The decrease in the profit margin percentage is attributable to the granting by the Company of promotional credits in 1994 to its largest customer, L.C. Wegard and Company. These credits were also issued in 1993 but were only granted for the period June through December thus enhancing the Company's profit margin in 1993.

    For the period September 1994 through August, 1995, the Company operated under an individually negotiated contract tariff with AT&T for outbound long distance service. This contract had a three year term and required the purchase of $1,200,000 per quarter of SDN(Software Defined Network) and DNS(Distributed Network Service) usage. The Company received volume discounts based on its level of usage. The new contract signed on September 1, 1995 which supersedes all previous contracts with AT&T -- encompasses both outbound and inbound service and is set at a fixed term of four years with a one-year extension. The Company continues to have a minimum SDN and DNS purchase requirement of $1,200,000 per quarter for 16 quarters or 20 quarters if the Company extends its contract. The Company is currently negotiating a new contract with AT&T and expects to receive more favorable terms and pricing.

    Sales and marketing expenses were $1,322,546 and $472,473 for the twelve months ended December 31, 1994 and 1993 respectively. As a percentage of gross sales, sales and marketing expenses increased from 8.6 % for the twelve months ended December 31, 1993 to 13.9 % for the twelve months ended December 31, 1994. Both the dollar and percentage increase is attributable to the introduction by the Company in 1994 of sub-contracted telemarketing agencies as an additional means to market its services. The expenditure for the year ended 1994 also included a non-recurring charge of $176,000 in respect of the writeoff of an amount receivable from an outside telemarketing agency that was unable to meet its obligations to the Company.

    General and administrative expenses were $2,554,503 and $1,444,151 for the twelve months ended December 31, 1994, and 1993 respectively. As a percentage of gross sales, general and administrative expenses for the twelve months ended December 31, 1994 and 1993 were 26.8 % and 26.2% respectively. The dollar increase is partially attributable to increased costs relating to the maintenance and upgrading of the Company's internal systems and partially to higher personnel and office costs in relation to increased levels of sales activity in 1994.

    For the period ending December 31, 1993, costs of $609,074 were incurred in relation to the buy out of two former partners of LDDLP of which $500,000 was for a covenant not to compete, rent and other services and the remaining $109,074 was for legal fees in connection with the buyout.

    Interest expense for the twelve months ended December 31, 1994 relates to accrued interest on indebtedness of the Company in connection with a note incurred in connection with the purchase of the partnership interest of two of the original limited partners in LDDLP, and various financing agreements entered into in 1994 to finance the Company's working capital requirements. Interest expense in 1993 was incurred as a result of a factoring agreement which was terminated on September 30, 1993.

    The Company incurred a net loss of $1,220,717 for the year ended December 1994 compared to a net loss of $972,364 for the year ended December 1993.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1995, the Company had negative working capital of $3,485,246 compared to negative working capital of $2,180,641 at December 31, 1994. The Company experienced cash constraints throughout 1995 as a result of the abandonment of its plans to effect an initial public offering. The Company has not experienced the growth in revenues and profits that it had anticipated at the beginning of 1995 and has thus taken steps to improve its liquidity through private placements of its common stock in the last quarter of 1995 and throughout 1996. Due to cash constraints in the first three quarters of 1995, management has been unable to undertake an active pursuit of new accounts from outbound telemarketing firms or from direct mail, as a result of which revenues progressively declined through customer attrition.

    At September 30, 1996, the Company had negative working capital of $956,234 compared to negative working capital of $3,487,749 at September 30, 1995. The Company experienced cash constraints throughout 1995 as a result of the abandonment of its plans to effect an initial public offering but effected a restructuring in October, 1995 in order to be able to improve its liquidity and finance its future expansion. The Company subsequently offered shares of its common stock. As a part of the restructuring, a majority of the Company's loans which were outstanding at September 30, 1995 were converted to equity at December 31, 1995 under the first private placement. Other loans were repaid in 1996. In the third quarter of 1996, litigation related to a buyout of two former partners was settled, and, as a result, the corresponding indebtedness was cleared. In addition, at October 31, 1996, another $850,000 will be converted to equity.

    At year end 1996, it is anticipated that the balance sheet will be free of most of the debt which it carried at September 30, 1995. With the proceeds of the last private placement, management has resumed its aggressive marketing activities and plans to increase revenues, streamline operating costs, and bring the Company into a profitable position in 1997, although no assurance can be given that it will be successful in implementing these plans.

                                    BUSINESS

    Long Distance Direct Holdings, Inc., which was formerly known as Golden Ark Inc., was inactive until October 6, 1995, when it acquired all of the outstanding stock of Long Distance Direct, Inc. ("LDDI") and LDDI became a wholly owned subsidiary of the Company. LDDI is a New York corporation which was formed in 1991 for the purpose of acting as the general partner of Long Distance Direct L.P. ("LDDLP" or the "Partnership"), a New York limited partnership formed at the same time for the purpose of carrying on the business of a non-facilities-based reseller of long-distance telephone service. In October 1995, LDDI acquired all of the partnership interests of LDDLP in exchange for shares of LDDI common stock. After its acquisition of LDDI, Golden Ark, Inc. changed its name to Long Distance Direct Holdings, Inc. ("LDD Holdings"). References herein to the Company or to LDDI shall mean LDD Holdings and LDDI collectively unless the context otherwise requires. The financial statements included elsewhere herein relate to the business which was known as LDDLP prior to the acquisition of LDDLP by LDDI and the subsequent acquisition of LDDI by LDD Holdings.

    The Company's offices are located at One Blue Hill Plaza, Pearl River, New York 10965. The Company's telephone number is 914-620-0765.

GENERAL

    Long Distance Direct Holdings, Inc. is a non-facilities-based, or "switchless", reseller of outbound and inbound long distance telephone, teleconferencing, cellular long distance and calling card services to small and medium-sized commercial customers and residential customers. All of the services sold by the Company are currently provided either by AT&T or by MCI. Management believes that AT&T and MCI's long-distance service remains the preferred option of the majority of telephone users. According to a 1995 FCC report, AT&T and MCI accounted for approximately 56% and 17% respectively of total domestic long-distance revenue for calendar year 1994. The Company signs up customers and connects or provisions them onto the network of AT&T or MCI, which provide the actual transmission service. The Company has agreements with AT&T and MCI to purchase a minimum annual level of long distance telephone service at discounted bulk rates which are lower than rates LDDI's customers, with modest call volume, would be able to obtain for themselves. The Company does not own or lease any telephone equipment or participate in the call completion process. Provision of the service to the customer requires no equipment installation or modification on the customer's premises; all action to provide the service takes place within the local and inter-exchange carriers. The customer retains his existing telephone numbers and incurs no expense in making the decision to switch to the services of the Company.

MARKETING AND SALES

    The Company obtains customer orders through three separate methods typically employed by sellers and resellers of telephone services: field sales, telemarketing, and direct mail. Until the beginning of 1994, over 95% of the Company's billings related to field sales, with the balance coming from customers who had responded to the Company's direct mail programs. In January 1994, however, the Company commenced a program of outbound telemarketing, and in June 1994 it increased the volume of its direct mail activity. Currently, approximately 29% of the Company's billings are derived from field sales using a system of self-employed independent sales representatives, who are contractually restricted from performing such services for competitors of LDDI, approximately 64% are derived from telemarketing using a number of outside telemarketing agencies specialized in the sale of telephone services on a non-exclusive basis, and the remainder are derived from direct mail programs. The Company intends to increase its direct mail marketing efforts and to establish its own in-house telemarketing capability. The Company has also test marketed a televised marketing program during the fourth quarter of 1996 to attract additional participants to its independent sales force and intends to roll out such program in the first quarter of 1997. There can be no assurance, however, that such roll out will be successful or that independent sales agents recruited thereby will significantly increase the level of the Company's billings.

    The Company's field sales force is based on a system of independent sales representatives, all of whom are self-employed. All sales representatives are compensated on a commission-only basis. Commissions are payable to representatives based on actual monies collected by LDDI which can be attributed to specific customers. LDDI's current active sales force numbers about 20 individuals. Management is considering a number of new methods of recruiting field sales representatives including the televised marketing programs referred to above. LDDI has prepared a comprehensive manual for use by sales representatives as a training tool for reference on the job.

LDDI also generates sales through direct mail programs, backed up by a small in-house telemarketing department. Until June 1994, this activity comprised exclusively the sending of direct mail packages to small businesses, inviting them to telephone LDDI's own 800-number, and incorporating a special discount offer, with conversions of inquiries being carried out by an inbound telemarketing team. In June 1994, the Company commenced another direct mail approach requiring customers to complete and send in a written sales order, with follow-up information being obtained by the Company's in-house telemarketing department. The results of the various programs that have been carried out to date have generated sufficient response to lead management to seek to expand the Company's direct mail activity.

    In January, 1994, in order to market its services to small business users, the Company contracted with a telemarketing company specializing in the solicitation of orders for long-distance telephone services on behalf of resellers. The first billings attributable to customers introduced by this company were generated in February 1994. Since such date, the Company contracted with a number of additional telemarketing agencies, similarly specialized in the sale of telephone services, to market its services. The telemarketing agencies are compensated principally by the payment of an up front fee based on successfully provisioned orders and average per customer billing levels. Payments on account are made on delivery of a validated order to the Company with ongoing reconciliation and adjustment in light of results achieved. The Company now intends to supplement the efforts of the outside agencies by establishing an in-house outbound telemarketing department.

    In November, 1996, the Company signed a mutually exclusive agreement with Kaire International, a multi-level marketing company, to sell telephone service to that company's associates and through those associates to the public at large. There can be no assurance, however, that Kaire will be successful in selling LDDI's service to those associates or that the associates themselves will be successful in selling such service to the public at large.

TELEVISED MARKETING PROGRAM

    Historically, the Company has obtained customer orders through three separate methods typically employed by sellers and resellers of telephone services: field sales, telemarketing and direct mail. At the outset, the Company employed the field sales method exclusively. Although this method was successful, and generated sales characterized by lower bad debt and customer attrition levels than, for example, telemarketing or direct mail, it had as principal drawbacks the facts that (i) the recruitment of independent sales representatives proved a time-consuming and expensive procedure and (ii) the Company, in common with other resellers of telephone services, experienced a high level of turnover amongst its representatives.

    In order to procure the advantages of sales generated by independent representatives without the drawback of high turnover of personnel, the Company conceived the idea of recruiting independent representatives in large numbers through paid television programming, and to mitigate the cost of recruitment by requiring the new representatives to pay a modest sum to purchase the right to become independent sales representatives of the Company. The method chosen to achieve this objective was the infomercial, a paid television program used extensively by the direct marketing industry.

    To this end, the Company, through its wholly-owned subsidiary, Long Distance Direct Marketing Inc, entered into a contract in May, 1996, with Guthy-Renker Distribution Inc., one of the leading infomercial producers and promoters in the United States, to produce and market a thirty minute infomercial selling the right to become an independent sales representative of the Company. Under this contract, the Company is responsible for financing the cost of production of the infomercial program, while Guthy-Renker is responsible for financing both the cost of media and the costs of fulfilling the orders procured by the infomercial.

    The net profit, if any, generated by the infomercial, comprising the revenues from the sale of "sales packages" to members of the public, less the costs of production, media and fulfillment, is to be split evenly between Guthy-Renker and the Company. All billings of telephone service generated for the Company by representatives recruited through the infomercial are to accrue to the sole benefit of the Company, subject to the payment to Guthy-Renker of a commission of 2% on cash collected from such billings, net of taxes.

    Test marketing of the infomercial took place in late September and October, 1996 and achieved a level of success such that the Company and Guthy-Renker have decided to roll out the program in the first quarter of 1997. There can be no assurance that the roll-out will also be successful, nor can there be any assurance that representatives recruited by this method will generate significant levels of billings of telephone service for the Company.

MULTI-LEVEL MARKETING

    In November, 1996, the Company signed an agreement with Kaire International, a multi-level marketing company, to supply telephone service to that company's registered associates and through those associates to the public at large. LDDI understands that Kaire, which is recognized as the leading anti-oxidant product company, and which has taken the decision to expand its anti-oxidant, health and body Kaire lines to include telecommunications, is one of the fastest growing multi-level marketing companies in the United States with a registered associate base of over 370,000 individuals.

    The agreement with Kaire, which is mutually exclusive and which in its initial period runs to December 31, 1997, provides that LDDI will supply a full range of telecommunications services on the AT&T and MCI networks which will be co-extensive with the services offered by AT&T and MCI. In addition to providing telephone service, LDDI will work with Kaire to develop suitable marketing materials as well as to provide training for all Kaire associates. LDDI will make available all training aids for Kaire at a mutually agreeable price.

    There can be no assurance that Kaire will be successful in selling LDDI's service to its associates or that those associates themselves will be successful in selling such service to the public at large.

SERVICES PROVIDED

AT&T

    The Company currently resells to its customers AT&T outbound and inbound long-distance telephone service, including teleconferencing, cellular long-distance and calling card services. Outbound service had, until September 1994, been provided exclusively under the Company's Software Design Network ("SDN") agreement with AT&T, but with the signing of a new contract tariff with AT&T, effective September 7, 1994, now superseded by a new contract tariff with AT&T, effective September 1, 1995, such service is now also provided on Distributed Network Service ("DNS"). The Company's pricing to its customers for the two services is identical, but DNS can be provisioned considerably faster than SDN. Inbound service is now provided under the same contract tariff, effective September 1, 1995, as the outbound service. The Company is currently negotiating a new contract tariff with AT&T to include better pricing and to supersede the existing contract. There can be no assurance, however, that such negotiations will be successful.

    Customers may also request a calling card. This allows use of the telephone system either through off network dialing using an 800-number access or through the traditional "zero plus" access method. The calling cards have been designed to the Company's own specifications and are issued subject to the condition that liability for usage thereunder remains that of the end-user unless and until loss is reported to LDDI. In turn, LDDI has an on-line connection with AT&T's Network Remote Access Monitoring System. Once LDDI has reported a loss or theft to AT&T, LDDI has no further liability for usage on the lost or stolen card. The Company is able to set and vary thresholds and usage parameters that have been designed by AT&T to facilitate early detection of calling card theft or abuse.

MCI

    Since March, 1996 and pursuant to contracts signed in August, 1995 and March, 1996, the Company has also commenced the resale of MCI outbound and inbound long-distance telephone service, including teleconferencing, cellular long-distance, calling card and debit card services. Under the calling card arrangements, customers may access the Company's network either through an 800-number or through "zero Plus" dialing. In the case of calling cards under the MCI contract, MCI retains full liability for fraudulent use. Provisioning of customers onto the MCI network is done directly by the Company in conjunction with the Local Exchange Carriers.

    Whereas, under its arrangements with AT&T, the Company is permitted to sell only to commercial customers, the MCI contract permits resale to both the commercial and the residential markets. Furthermore, the pricing of the MCI contract makes residential sale a realistic and financially attractive proposition. Finally, the Company is able in respect of the resale of MCI service to offer its customers the alternative of billing through their Local Exchange Carrier. This is believed to be important in relation to the residential market, which is considered to be less willing than the commercial market to receive separate monthly long distance bills.

    Neither the outbound service nor the inbound service provided on the AT&T or MCI networks requires any equipment installation or modification on the customer's premises; all action to provide the service takes place within the local and inter-exchange carriers. The customer retains his existing telephone numbers and incurs no expense in making the decision to switch to the Company's service. The Company provides its customers with services at a price which management believes, because of the average customer's calling volume, would generally be unavailable to such customers.

    The Company's administrative and accounting systems are structured to address the two principal areas of activity in the Company's business and their financial and operational interface: the sales division and the customer account base. With three separate sources of new orders, and a customer base that more than doubled in 1994, management believes that the continued development and structural integrity of the business depends on fundamentally sound administrative and operating systems.

    In recognition of this, the Company's management from the outset established a computerized database under the direction of an outside computer consultant. This database records and tracks all new sales representatives, together with their reporting hierarchies, to enable monthly commission statements to be driven from data supplied electronically from AT&T and MCI, and to respond to all personnel questions. Additionally, the database records and implements all activity from the outside telemarketing agencies, from order entry through submission of orders to AT&T or the Local Exchange Carriers (in the case of MCI services) to production of the data needed to effect monthly accounting reconciliations with those agencies. The database tracks and implements order entry and analyzes the performance of the various direct mail programs. It also records all customers, together with their sales representative or other introductory source attribution, and allows both direct electronic interface with the Company's external billing agency for billing and collection purposes and for internal interrogation for customer service purposes.

    To support this function, LDDI has established computer-based operating procedures that track each new customer through its provisioning sequence with AT&T and the Local Exchange Carriers (where MCI service is concerned), enabling LDDI to respond systematically and promptly to the reports generated by AT&T and the Local Exchange Carriers on provisioning progress. In addition, LDDI operates a customer service function as well as a dedicated credit control function. Insofar as the Company is marketing services that are available from a wide range of alternative suppliers, the high level of customer service that it can offer is an area in which management believes the Company can outperform its competitors. In this regard, as evidence of its responsive administrative systems, the Company has a policy of calling its customers on a rotating basis to establish the level of their satisfaction with the Company's service and to identify and attend to any additional needs that they might have.

    Through March, 1996, the Company's billing was performed on its behalf by American College and University Systems ("ACUS"), a strategic business unit of AT&T that provides resellers with a customized long-distance billing service known as the "AT&T Bill Manager Service." The Company established its own tariffed pricing elements and used the ACUS service to bill end-users at its designated tariffed rates.

    From monthly billing tapes and feeds supplied directly by AT&T, ACUS produced and delivered invoices to all end-users in the Company's name, and end-users remit payments directly to the Company through a "lock box" set up by the Company. By using the services of ACUS, the Company was able to avoid the labor-intensive administration of performing the billing function itself during a period of strong account growth while retaining control over its pricing, billing and collection policies. The Company negotiated a release without penalty from its contract with ACUS, capable of implementation at any time after July 1995, in order to be able to use the services of a billing company that was both less expensive and better interfaced with the Company's computer systems. To that effect, the Company entered into an agreement with Digital Communications of America Inc. ("DCA") under which DCA provides billing services to the Company in respect of both AT&T and MCI service. The first DCA bills were generated in April, 1996. The Company has also signed an agreement with MCI which allows the Local Exchange Carrier to bill and collect on behalf of the Company. The Company may also in the future consider employing its own billing personnel if and when it believes that the financial benefits of so doing will outweigh the practical difficulties involved.

    The Company's overall operational strategy is based on management's belief that the sales function is highly dependent upon the strongest possible administrative support. The lack of such support would result in a failure to motivate and retain sales people or respond to the needs of the outside telemarketing agencies, customer dissatisfaction, and the loss of revenues through inefficiencies and inattention. Management believes that the Company's attention to this area of its operations distinguishes it from much of its competition.

ARRANGEMENTS WITH PROVIDERS

AT&T

    The company commenced operations under Part II of AT&T's SDN tariff, a generic tariff relating to outbound long-distance service only, and available to both end-users and resellers satisfying AT&T's requirements both for usage commitment and cash deposit for security purposes. Under this tariff, AT&T's customers, which included the Company, receive a discount from published tariff rates in return for the commitment and deposit referred to above. In December, 1992, the Company entered into a new five-year agreement with AT&T under Part VI of the SDN tariff pursuant to which it increased its annual usage commitment in return for the higher discounts available thereunder.

    Effective September 7, 1994, the Company entered into an individually negotiated contract tariff with AT&T for outbound long-distance service. This contract tariff, which superseded the Company's arrangements under Part VI of the SDN tariff, was the subject of an individual filing by AT&T with the FCC, and had a three year term. Under this contract tariff AT&T agreed to supply the Company, and the Company acquired the right to resell, both SDN and DNS service.

    Effective September 1, 1995, the Company entered into a new individually-negotiated contract for a fixed term of four years with a one year extension at the Company's option. This tariff, which supersedes all the Company's other arrangements with AT&T embraces both outbound and inbound long-distance service. Under the contract tariff, the Company has accepted a minimum purchase requirement under which it is obligated to pay such minimum regardless of whether its usage reaches such levels. The minimum purchase requirement is a constant amount throughout the duration of the contract tariff. The minimum quarterly purchase requirement in respect of outbound service, SDN and DNS combined, for each of the sixteen quarters of the contract tariff, and for the four subsequent quarters if the Company elects to exercise its extension option, is $1,200,000 per quarter. Also included within the contract tariff is a requirement that a specified minimum proportion of each quarter's usage relate to "new business", i.e. currently non AT&T business.

    Until October 1992, the Company offered only outbound service to its customers: in that month the Company started to offer its customers AT&T inbound 800-number service through a third-party intermediary provider. However, in November 1993, the Company ended its arrangement with the third-party provider and contracted directly with AT&T under CSTP II, a generic tariff, to enable it to resell inbound 800-number service. In April 1994, the Company signed a three-year individually-negotiated contract tariff with AT&T, effective May 1, 1994, for the supply of 800-number inbound telephone service with volume discounts in excess of those available under CSTP II, in return for a minimum annual purchase requirement of $1,200,000. AT&T has advised the Company that this contract tariff was the first individually-negotiated contract tariff ever signed for inbound 800 service.

    Effective September 1, 1995, this contract tariff was superseded by the new individually-negotiated contract tariff described above in relation to the Company's outbound service. Under this tariff, which embraces both outbound and inbound long-distance service, the Company continues to have a minimum annual purchase requirement of $1,200,000 for inbound usage. Also included in the contract tariff is a requirement that a specified minimum proportion of each quarter's usage relate to "new business" as in respect of the outbound usage.

    The Company is currently negotiating a new contract tariff with AT&T under which new pricing and new minimum purchase requirements are to be established. AT&T has written to the Company indicating that in consideration of the Company entering into a new contract, the entire cumulative shortfall charged under the existing contract (approximately $2.3 million as of September 30, 1996, none of which has been reflected in the Company's financial statements included herein) will be waived. There can be no assurance that such new contract will be entered into, or, if entered into, that all or substantially all of the shortfall will be waived.

MCI

    On August 4, 1995, the Company signed an individually-negotiated agreement with MCI under which the Company is authorized to resell various MCI services, including outbound long-distance and local long-distance, inbound long distance, calling cards, debit cards, teleconferencing and MCI enhanced services. This agreement was subject to an eight (8) month ramp period followed by a thirty-six
(36) month service period. In March, 1996, the Company signed another individually negotiated contract with MCI which superseded the contract of August, 1995. This contract, which requires higher minimum purchase levels than the prior agreements but affords better prices, is subject to a twelve (12) month ramp period followed by a thirty (30) month service period.

    During the first five (5) months of the ramp period, the Company has no minimum purchase obligations. During the sixth, seventh, and eighth months, the Company is obliged to purchase $250,000 of services per month, during the ninth and tenth month $500,000 per month, during the eleventh and twelfth month $750,000 per month, and during the thirty month service period $1,000,000 per month. In the event that the Company fails to meet its minimum purchase requirements, it must pay MCI fifteen percent (15%) of the difference between the amount used and the respective minimum monthly requirement.

    The agreement is subject to increases and decreases in the rate of discount offered to the Company, depending on the proportion of "new business" (currently non-MCI business) in the Company's total usage. During the first six months of the agreement either the Company or MCI may terminate the agreement at will, with no penalty. In the event that no notice of termination is received within six months, the agreement is to run for the full forty-two (42) month term.

    In consideration of its inability to provide service under the August, 1995 contract prior to December 31, 1995, MCI agreed to compensate the Company in the form of a service credit in an amount not to exceed $1,000,000 to be applied against its initial usage under the March, 1996 contract.

RECENT DEVELOPMENTS

    On September 24, 1996, AT&T introduced a single-rate calling plan for domestic residential long-distance calls, under which it would charge a flat rate of fifteen cents ($.15) per minute. The Company's current business involves almost exclusively the resale of AT&T and MCI telephone service to commercial customers. The AT&T introduction has no direct effect on the Company's current commercial business or any expansion of its service to commercial customers, and based on industry experience the Company does not believe that AT&T's introduction of a new residential plan suggests an imminent introduction of a similar commercial plan.

    The Company has recently entered the residential market through the resale of MCI telephone service to residential customers. Since the Company neither resells nor has any plans or arrangements to resell AT&T service to residential customers, it considers the potential impact upon the Company of the AT&T introduction to be limited to the pricing environment in which the Company markets residential telephone service.

    The AT&T single-rate calling plan is described by AT&T as designed to simplify long distance pricing and ease consumer confusion. It is not described by AT&T as a rate reduction and, based on its knowledge of AT&T's existing rate plans, the Company does not consider the new AT&T plan to embody a rate reduction. The Company believes that it is offering and will be able to continue to offer residential telephone service at prices significantly lower than AT&T's proposed flat rate and that the introduction of AT&T's single rate calling plan will not have any material adverse affect on the business of the Company or on the Company's marketing plans for residential service.

    No assurances, however, can be given that either the Company will remain able to offer residential telephone service at prices significantly lower than AT&T and certain of the Company's other major competitors or that AT&T or such other major competitors will not introduce new commercial telephone service plans.

CUSTOMERS

    At September 30, 1996, the Company had over 10,000 active billing customers. Customers generated by field sales activity are predominately based on the Eastern seaboard; those generated either by telemarketing or by direct mail have no particular geographic bias. Through December 31, 1995, the Company's customer base was exclusively commercial and contained no residential element. It covers almost every generic field of business activity in the United States. In the second quarter of 1996, the Company began marketing to residential customers. No single current customer represented more than 3% of billings for the year ended December 31, 1995 or for the nine months ended September 30, 1996.

COMPETITION

    The long-distance telecommunications market is highly competitive. The Company does not believe it is a significant factor in the industry. The principal competitive factors affecting the Company's market share are pricing, customer service and value-added services such as customized billing, teleconferencing, calling cards and prepaid calling cards. The Company's ability to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. The long-distance carriers which sell in competition with the Company include MCI, Sprint, and AT&T itself. Resellers which sell in competition with the Company include Long Distance Discount Services, LCI International, Inc., U.S.Tel Inc., Excel Communications, Protel Communications Corp., Equalnet, Midcom, Tel-Save and Pacific Coin. Of the resellers, some are switchless and some have their own switches and leased lines: some sell services of both AT&T and other long-distance carriers. Among the resellers, management believes that LDDI is one of only a few to market AT&T long distance services under a direct contractual relationship with AT&T. Management has also been informed that the Company is one of only a limited number of resellers to be granted a resale contract by MCI.

    Price competition in the long-distance telecommunications industry has increased in recent years due to the entry of many companies into the market. Management's policy for gaining and retaining customers is based on four principal components: first, marketing only premier quality long-distance services, such as those provided by AT&T and MCI; second, offering rates for telephone usage that are at least comparable with, and in many cases less expensive than, those generally available to its target market; third, developing and maintaining responsive information systems that enable customer service to be carried out on a timely and efficient basis; and fourth, staff training programs that teach personnel how to handle customer concerns both efficiently and courteously.

INDUSTRY BACKGROUND

    On January 1, 1984, AT&T's divestiture of the Bell System went into effect. As a result of the decree ordering such divestiture by AT&T (the "AT&T Divestiture Decree"), AT&T was forced to divest its 22 Bell Operating Companies ("BOCs"), which were reorganized under seven Regional Bell Operating Companies ("RBOCs"), such as Pacific Telesis and US West, Inc. The RBOCs own and are responsible for operations of the BOCs in each of their regions. The BOCs, as well as other independent companies which provide local telephone service, are characterized as local exchange carriers. The local exchange carriers are responsible for providing dial tone, local lines and billing for local service as well as local access for long-distance traffic.

    As an additional part of the AT&T Divestiture Decree, the United States was divided into approximately 200 Local Access and Transport Areas ("LATAs"). AT&T was given the right to compete for inter-LATA long-distance business, but was prohibited from providing intra-LATA long-distance and local service. The BOCs and other local exchange carriers were permitted to compete for intra-LATA long-distance and local service, but were prohibited from entering the inter-LATA long-distance market in which the Company competes, although legislation has since been enacted permitting the BOCs and other local exchange carriers to compete in the long-distance market and allowing AT&T and other inter-exchange carriers to compete in the local markets.

    The AT&T Divestiture Decree also required the local exchange carriers to provide all inter-exchange carriers with access to local telephone exchange facilities that are "equal in type, quality and price" to that provided to AT&T. In addition, the local exchange carriers were required to conduct a subscription process allowing consumers to select their long distance carrier. This development, know as "equal access," enabled consumers to complete calls using their selected long-distance carrier by simply dialing "1" plus the area code and number. Prior to equal access, consumers using an inter-exchange carrier other than AT&T had to dial a local number, then an access code, then the area code and number of the call destination to complete a call. With equal access, all inter-LATA traffic is carried by the local exchange carriers. The AT&T Divestiture Decree and the implementation of equal access constitute the fundamental regulatory developments that allow inter-exchange carriers other than AT&T to enter and compete in the long-distance telecommunications market.

    Since the AT&T Divestiture Decree, the long-distance industry has experienced rapid technological development. One significant technological change was the advent of digital transmission technology, which represented an improvement over analog technology. Because the BOCs and many local exchange carriers converted rapidly to digital switches, digital technology was necessary for inter-exchange carriers to connect to the local exchange carriers for equal access.

Accompanying the movement toward digital switching was the rapid development and implementation of fiber optic circuitry, which also requires digital technology. While AT&T had once been the only source of high quality transmission facilities, several other companies, including MCI and Sprint, entered the business of building transmission facilities, using primarily fiber optic circuits.

    Following the AT&T Divestiture Decree, and the birth of competing long-distance carriers, the inter-exchange carriers developed the concept of the virtual private network ("VPN") in order to shift traffic onto the public network from large, private networks transmitting on dedicated facilities. VPNs are aimed at large organizations that have many locations and that spend at least $50,000 per month on long-distance calling. The Software Defined Network ("SDN") is AT&T's most sophisticated form of VPN, utilizing its latest fiber optic facilities and offering significant technical and administrative benefits to major long-distance users.

    In the late 1980's resellers perceived an opportunity to package, aggregate and market AT&T's premier service at rates lower than small businesses could expect to obtain directly from any other carrier, with billing carried out directly by AT&T. The Company believes that this event created the switchless reseller industry.

    Between October 1989 and March 1990 many companies entered the market of SDN resale, recruiting field sales forces to market to small and medium-sized businesses. Whereas AT&T is generally believed to have found itself involved unintentionally in resale at the outset, in 1992 it introduced Distributed Network Service ("DNS") specifically as a resale product. In 1994, MCI also decided to make its network available to resellers such as the Company. Following negotiations which commenced in February, 1995 the company signed an agreement effective September 1, 1995 to resell MCI's services. That agreement was superseded by an upgraded contract in March, 1996. Provision of MCI service by the Company commenced in March, 1996.

    Resellers are classified into two categories, facilities-based and non-facilities based. A facilities-based carrier utilizes lines owned by third parties but operates its own switching equipment and usually bills its own customers directly. A non-facilities-based carrier does not own or lease any telephone equipment or participate in any portion of the call completion process. For billing purposes it receives magnetic tapes of its customers' long-distance usage from its service provider and uses this information as a basis for billing. Facilities-based carriers have both an investment in the network needed to complete the call process and a geographic concentration, whereas non-facilities-based carriers have neither such investment nor any geographic constraint.

    As a result of the changes brought about by the AT&T Divestiture Decree, secondary inter-exchange carriers, including the Company, generally provide long-distance telephone services at a significantly lower cost than the comparable services offered directly by AT&T, MCI and Sprint. The Company's success will depend on its continuing ability to provide comparable services at prices equal to or lower than its competitors in the future.

REGULATION

    Although in the past the FCC had extensively regulated interstate communications, the trend during the 1980's was toward lessened regulation. Non-dominant inter-exchange carriers such as the Company were not required by the FCC to maintain a certificate of public convenience and necessity or to file tariffs with the FCC other than with respect to international calls and except for informational tariffs, which were required to be filed with respect to operator services. Over this period of time, the FCC had retained general regulatory jurisdiction over the sale of interstate telecommunications services by inter-exchange carriers, including the requirement that calls be charged on a nondiscriminatory, just and reasonable basis.

    Tariffs. On November 13, 1992, the United States Court of Appeals for the District of Columbia Circuit (the "Court of Appeals") ruled that the FCC lacks authority to waive the requirement that non dominant inter-exchange carriers file tariffs. The Court of Appeals reversed the FCC's "forbearance policy," which had excused inter-exchange carriers from tariff filing requirements. The FCC had also begun a new proceeding to promulgate rules for non-dominant inter-exchange carriers' tariff filings in a streamlined manner so as to give substantial flexibility to the Company and similarly situated competitors. The FCC has enacted certain rules and is expected to enact others regarding tariff filing requirements for non dominant carriers. The FCC has issued a statement publicly announcing its intention not to enforce the strict tariff format and content rules against non dominant inter-exchange carriers in the interim. In July 1993, a Federal District Court (the

    "District Court") granted AT&T's request for a preliminary injunction against MCI for failure to file customer-specific tariffs. MCI had relied upon its earlier streamlined tariff filing, which set forth ranges of rates.

    As a consequence of the Court of Appeals decision and the District Court's ruling, the Company could be subject to complaints seeking damages, assessment of monetary forfeitures and/or injunctive relief filed by any party claiming to be injured by the Company's failure to file tariffs. The Court of Appeals decision suggests that reliance upon the forbearance policy may not excuse past failure to file tariffs, because the Court ruled that the forbearance policy itself was unlawful. The Court of Appeals does not, however, require the FCC to assess forfeitures or damages or take any other specific enforcement action against those carriers who relied upon its policy, although it does direct the FCC to give further consideration to the issue of damages in a private suit between AT&T and MCI. In February 1993, AT&T filed lawsuits in Federal court against MCI, Sprint and Williams Telecommunications Group, Inc. ("WilTel") for alleged failure to file proper tariffs and seeking lost profits on a denied loss of sales of $1 billion. WilTel responded by filing a Federal court complaint against AT&T for illegal pricing activity, and similar complaints filed by MCI and Sprint have been pending at the FCC for several years. Moreover, the implications for other long-distance carriers of the District Court's preliminary injunction against MCI may be substantial unless and until the FCC acts. There is a possibility that the aftermath of the ultimate consequences of the Court's ruling may affect the Company's pricing practices. AT&T has also indicated that it may institute similar suits against other inter-exchange carriers. MCI has filed a motion for reconsideration of the Court's preliminary injunction and has also filed a petition for declaratory ruling with the FCC to declare that it and other inter-exchange carriers cannot be held liable for good faith reliance on the FCC's now reversed forbearance policy. At this time, the Company cannot predict the likelihood of the filing of complaints against it or potential liability, if any.

    Potential Increased Competition. In 1984, pursuant to the AT&T Divestiture Decree, AT&T divested its 22 wholly owned BOCs. In 1987, as part of the triennial review of the AT&T Divestiture Decree, the U.S. District Court for the District of Columbia denied the BOCs petition to enter, among other things, the inter-LATA long-distance telecommunications business. The District Court's ruling was appealed to the Court of Appeals, which, in 1990, affirmed the District Court's decision to retain the inter-LATA prohibition for the BOCs. Recent legislation passed in Congress now permits the BOCs to provide inter-LATA service, subject to the provisions outlined in Recent Legislation below. As indicated below, the Company and all other providers of inter-LATA service may now expect to face substantial additional competition. This legislation follows the relaxing by the FCC of its regulatory requirement applicable to foreign controlled inter-exchange carriers such that these firms and others that may enter the market in the future will have greater flexibility to compete in international routes.

    Regulation of AT&T. Currently, the Company and the inter-exchange carriers with which it competes are subject to less regulation and have greater pricing flexibility than AT&T. However, the difference in the level of regulation between AT&T and its competitors has recently been narrowed. The general trend of the FCC is to treat AT&T interexchange business service as competitive and lessen FCC reviews of the rates AT&T charges for many of its business services. In addition, the FCC has adopted "further streamlined" regulation for many of AT&T's domestic business services, which effectively removes various controls under existing regulations governing AT&T's pricing flexibility. The FCC also allows AT&T to bundle individualized packages of integrated services to specific, high-volume customers at negotiated prices. The Court of Appeals recently held that these so-called Tariff 12 offerings are lawful under the Federal Communications Act. The new rules allowing the further streamlining of AT&T's regulation are the subject of judicial appeals pending before the Court of Appeals. The outcome of these appellate proceedings is at this time uncertain. Management of the Company does not believe that the implementation by the FCC of the further streamlined rules would have a material adverse effect on its business or operations. However, should the FCC affirm further streamlined regulation with respect to a number of AT&T's domestic business services, AT&T can be expected to offer and price its business services more aggressively, which in turn, may affect the Company's pricing policies and gross margins.

    Recent Legislation. Under the Telecommunications Act of 1996, which became law on February 8, 1996, many restrictions were abolished that acted as entry barriers in telecommunications markets. Of greatest significance to the Company, this legislation eliminates the restrictions imposed by the AT&T consent decree on the provision by the BOCs of long distance services. However, the entry of a BOC into the long-distance market will only be permitted if it has satisfied the FCC and the Justice department that it has satisfactorily opened its local exchange market to competitors such as the Company. The process of entry by the BOCs into the long distance market will take not less than two years to complete. Although the Company intends to take advantage of the recent legislation by seeking to resell local telephone service, there can be no assurance that it will be successful in so doing or that the entry of the BOCs into the long distance market will not damage the Company's business and financial position.

    State Regulation. The Company's intrastate long-distance telecommunications operations are subject to various state laws and regulations, including, in many jurisdictions, certification requirements. Generally, the Company must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers intrastate long distance services. Some state regulatory authorities also require carriers to file tariffs which set forth their rates and conditions of service. The Company has obtained certificates, and filed tariffs, to provide service in a majority of the states where it conducts business. Some states prohibit inter-exchange carriers from providing intrastate service (calls both originating and terminating in the same state) or restrict or condition the offering of intrastate or intra-LATA long-distance service by the Company and other inter-exchange carriers. Those states that do permit the offering of intrastate or intra-LATA service by inter-exchange carriers generally require that end users desiring to access these services dial special access codes which put the Company at a disadvantage vis-a-vis local exchange carrier intrastate and intra-LATA toll service, which generally requires no similar access code. The Company historically has not experienced significant problems in its dealings with state regulatory authorities. Changes in regulatory requirements, however, could result in changes in the manner in which the company conducts its operation. The Company may also incur the expense of legal fees and related costs in order to comply with such changes in regulatory requirements. The Company plans to obtain the required certification in each state to provide local service.

EMPLOYEES

    At September 30, 1996, the Company had 27 employees, including the directors and executive officers, of whom 23 are full time and 4 are part-time. Of these 27 employees, 7 are responsible for order entry and customer service, 14 are responsible for accounting and credit control, 3 are responsible for marketing support, and 3 are responsible for general management and administration. If the Company is successful in its proposed marketing programs, management envisages that there will be a need for a substantial increase in the number of its employees.

    In addition to its employees, the Company has a total of approximately 175 self-employed independent sales representatives who are either currently active on the Company's behalf or who have introduced customers to the Company which are still using the Company's network.

PROPERTIES

    The Company operates out of an 8,200 square foot office at Blue Hill Plaza, Pearl River, NY, a modern office facility. The space currently occupied by the Company is leased under a lease expiring in March, 1998 with annual rent of $148,000. The Company is currently renegotiating the terms of this lease as a result of a change in ownership of the property. It is anticipated that the new lease will provide additional space to accommodate the Company's planned expansion as well as for reconstruction of the existing office space.

LEGAL PROCEEDINGS

    The State of New York Department of Taxation and Finance has filed two separate warrants against the Company evidencing judgment liens for uncontested tax liabilities. One such warrant evidences an amount, including penalty and interest, of $10,449.21. The other warrant evidences an amount, including penalties and interest, of $5,238.61. The Company negotiated the payment of these liabilities with the Department with monthly payments being made over a 24 month period ending July 1997, until which time the judgment liens will remain in effect.

    On September 19, 1996, the Company, Steven Lampert, Michael Preston, LDDI and LDDLP entered into an agreement (the "Settlement Agreement") with Michael G. Miller, Jeffrey L. Schwartz and JAMI Marketing Services, Inc. (the "Sellers"), to settle pending litigation (the "Litigation") related to a Buy Out Agreement among the parties dated April 6, 1993. In accordance with the terms of the Settlement Agreement, the Company paid Sellers $500,000 in settlement of the Litigation and as full satisfaction of all remaining obligations under the Buy Out Agreement; the parties signed and delivered mutual general releases; and the Litigation was dismissed with prejudice. See "Certain Transactions -- Buy Out Agreement."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The table below sets forth the names, ages and titles of the persons who are the directors and executive officers of the Company.

       NAME            Age               Position
------------------------------------------------------------------
Steven L. Lampert        47        President Chief Executive Officer and
                                     Chairman of the Board
Michael D. Preston       50        Chief Financial Officer and Vice
                                     President -- Finance and Director
Clair Alpert             53        Vice President -- Administration
Lori Colin               38        Controller
Andrea Grossman          32        Vice President -- Marketing
Rowland W. Day II        41        Director
Julian Levy              32        Director
Conrad J. Morris         64        Director

    Mr. Lampert is a founder of the Company and has been the Chief Executive Officer since January 1994. He has served as President of the Company since it commenced operations in December 1991. Prior to founding the Company, Mr. Lampert served as President of Comtec, Inc., a New York-based telecommunications corporation, from November 1985 through November 1991. Prior to 1985, Mr. Lampert served as director of telecommunications for NBC and for Corning Labs (formerly Metpath). Mr. Lampert has served as a director of the Company since December 1991.

    Mr. Preston is a founder of the Company and has been the Vice President -- Finance and Chief Financial Officer of the Company since January 1994. Prior to this period, Mr. Preston was retained as a consultant to the Company commencing in December 1991. Mr. Preston has served as a director of the Company since December 1991, and served as a director of the following other companies, with the date of such service in parentheses: Sterling Publishing Group PLC, a publicly-held U.K business publishing company (1977 to September, 1995; and served as Deputy Chairman from 1990 to September 1994); Broad Street Group PLC, a publicly-held U.K public relations and marketing services firm (June 1977 to March 1991); Frank Usher Holdings PLC, a publicly-held U.K clothing manufacturer (1989 to 1990); Cadiz Land Corporation (1983 to 1987). Mr. Preston is a United Kingdom Chartered Accountant.

    Clair Alpert has been the Vice President -- Administration of the Company since October 1993. Ms. Alpert served as Controller of the Company from April 1992 to October 1993. Prior to joining the Company, Ms. Alpert served as the Director of Administration and Accounting for Gross & Alpert, C.P.A., a New York-based accounting firm, from January 1987 to March 1992.

    Lori Colin has been the Controller of the Company since October 1993. Prior to joining the Company, Ms. Colin was a Senior Accountant at Chase Manhattan Leasing Co. from 1991 to 1993, and prior to that was an Assistant Manager -- Accounting at Concord Leasing in Connecticut from 1985 to 1990.

    Andrea Grossman has been the Vice-President Marketing of the Company since May 1993. Ms. Grossman served as the Director of Marketing of the Company from October 1992 to May 1993. Prior to joining the Company, Ms. Grossman was the Database Marketing Director of JAMI Marketing Services, Inc., a New York-based direct marketing firm, from October 1990 to October 1992. From June 1990 to October 1990, Ms. Grossman was a Consultant with The Rostmark Group, a marketing consultancy in New Jersey, and from January 1987 to June 1990, she was the General Manager of Webvelope Corp., a New York printing company.

    Rowland Day is a partner in the law firm of Day, Campbell & McGill, the Company's corporate counsel. He was appointed a director of the Company in November, 1996.

    Julian Levy is a representative of Capital Growth International, an investment banking firm that acted as placement agent for the Company in its most recent offering of securities. He is a United Kingdom Chartered Accountant and was appointed a director of the Company in November, 1996.

    Conrad Morris is a United Kingdom businessman with executive investments and management experience in both the United Kingdom and the United States. His family firm, Business Systems Consultants Limited, is a significant investor in the Company. He was appointed a director of the Company in November, 1996.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information regarding compensation paid by the Company for services rendered during the fiscal years ended December 31, 1993, 1994 and 1995, respectively, to the Company's Chief Executive Officer and Chief Financial Officer during such period. No other executive officer of the Company holding office in fiscal 1995 received total annual salary and bonus exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG- TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                           ANNUAL COMPENSATION                SECURITIES
          NAME AND                  YEAR         ---------------------------------------      UNDERLYING
          PRINCIPAL                ENDING                                   OTHER ANNUAL       OPTIONS/
          POSITION              DECEMBER 31,     SALARY          BONUS      COMPENSATION        SARS(#)
---------------------------------------------------------------------------------------------------------
                                     1993       $ 125,000          --        $ 9,769(1)           0
STEVEN LAMPERT,                      1994       $ 250,000          --        $ 7,911(1)           0
PRESIDENT                            1995       $ 150,000          --        $10,689(1)        250,000(2)

                                     1993       $ 100,000          --        $ 2,581(1)           0
MICHAEL PRESTON,                     1994       $ 100,000          --        $ 5,196(1)           0
CHIEF FINANCIAL OFFICER              1995       $ 125,000          --        $ 7,122(1)        250,000(3)

----------

(1) INCLUDES AN ALLOWANCE FOR AUTOMOBILE EXPENSES.

    (2) OPTIONS TO PURCHASE 250,000 SHARES AT A PRICE OF $.001 PER SHARE WERE GRANTED TO MR. LAMPERT UNDER THE COMPANY'S 1995 STOCK OPTION PLAN.

    (3) OPTIONS TO PURCHASE 250,000 SHARES AT A PRICE OF $.001 PER SHARE WERE GRANTED TO MR. PRESTON UNDER THE COMPANY'S 1995 STOCK OPTION PLAN.


              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1995

                                                  INDIVIDUAL GRANTS
                     ----------------------------------------------------------------------------
                                                   PERCENT OF
                                                  TOTAL OPTIONS       EXERCISE
                     NUMBER OF SECURITIES          GRANTED TO          OR BASE
                          UNDERLYING                EMPLOYEES           PRICE         EXPIRATION
      NAME              OPTIONS GRANTED              IN 1995           ($/SH.)           DATE
-------------------------------------------------------------------------------------------------
Steven Lampert               250,000                   25%             $  .0011        10/11/2000
MICHAEL PRESTON              250,000                   25%             $  .0011        10/11/2000

----------

    NO EXECUTIVE OFFICER NAMED IN THE SUMMARY COMPENSATION TABLE ABOVE EXERCISED STOCK OPTIONS DURING THE FISCAL YEAR ENDED DECEMBER 31, 1995.

    THE FOLLOWING TABLE SETS FORTH FOR EACH PERSON THE FISCAL YEAR-END VALUE OF UNEXERCISED OPTIONS:

                         AGGREGATED OPTION EXERCISES IN
              FISCAL YEAR ENDED DECEMBER 31, 1995 AND OPTION VALUES


                                                                                                          VALUE OF
                                                                                                         UNEXERCISED
                       SHARES                                NUMBER OF UNEXERCISED                  IN THE MONEY OPTIONS
                     ACQUIRED ON         VALUE                OPTIONS AT 12/31/95                      AT 12/31/95(1)
      NAME            EXERCISE         REALIZED         EXERCISABLE         UNEXERCISABLE     EXERCISABLE         UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------------
Steven Lampert            0                --             250,000                 0            $1,625,000               0
MICHAEL PRESTON           0                --             250,000                 0            $1,625,000               0

(1) The value of the Company's Common Stock for purposes of the calculation was based upon the average of the bid and asked prices for the Common Stock on May 31, 1996 as reported by the OTC Bulletin Board, minus the exercise price.

STOCK OPTION PLAN

    The Company has adopted a stock option plan (the "Stock Option Plan") for its officers, directors, employees and consultants and has reserved a total of 2,000,000 shares of Common Stock to be issued upon exercise of options granted under the Stock Option Plan. As of November 30, 1996, options to purchase 1,000,000 shares at an exercise price of approximately $.001 per share and options to purchase 1,000,000 shares at an exercise price of $3.00 per share had been granted, none of which have been exercised.

    The Stock Option Plan will be administered by the Board of Directors (the "Board"). Subject to the provisions of the Stock Option Plan, the Board will have sole discretionary authority to interpret the Stock Option Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

    Options granted under the Stock Option Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the U.S. Internal Revenue Code, as amended (the "Code"), or non-qualified stock options ("NQSOs"). The exercise price of the options will be determined by the Board when the options are granted, subject to a minimum price in the case of ISOs equal to the fair market value (as defined in the Stock Option Plan) of the Common Shares on the date of grant and a minimum price in the case of NQSOs of the par value of the Common Stock. In the discretion of the Board, the option exercise price may be paid in cash or in Common Shares or other property having a fair market value on the date of exercise equal to the option exercise price.

DIRECTOR COMPENSATION

    Directors who are officers or employees of the Company receive no additional compensation for service as members of the Board of Directors or committees thereof. Directors who are not officers or employees of the Company will receive such compensation for their services as the Board of Directors may from time to time determine. It is anticipated that non-employee directors will receive a fee of $500 per meeting plus expenses of attending the meeting.

EMPLOYMENT CONTRACTS

    The Company has not entered into any written or formal contract with any of the above-named executive officers.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of November 30, 1996 by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director of the Company, and (iii) all executive officers and directors of the Company as a group. See "Management."


         Name and Address                       Number of Shares           Percent of
         of Beneficial Owner                    Beneficially Owned            Class
-------------------------------------------------------------------------------------
Steven L. Lampert.............................     1,687,065(1)               23.4%
  8 Lady Godiva Way
  New City, N.Y. 10956

Michael D. Preston............................     1,694,020(2)               23.5%
  8 Oak Hill Park Mews
  London NW3 7LH
  England

                  Name and Address                       Number of Shares
Percent of of Beneficial Owner                    Beneficially Owned
Class
-------------------------------------------------------------------------------------
Rowland W. Day II.............................      453,259(3)                  6.6%
  3070 Bristol Street, Suite 650
  Costa Mesa, CA 92626

Julian Levy...................................       50,000(4)          less than 1%

Conrad Morris.................................          --                     --

Business Systems Consultants, Ltd.............    1,334,798(5)                 20.2%
  P.O. Box 222
  31-33 Le Portlet
  St. Peter Port
  Gurnsey GYI 4J6
  Channel Islands
                                                 __________                   _____
All directors and officers....................    4,054,344(6)                 49.1%
  as a group (8 persons)

(1) Includes 600,000 shares issuable upon the exercise of outstanding options.
(2) Includes 600,000 shares issuable upon the exercise of outstanding options.
(3) Includes 264,000 shares issuable upon the exercise of outstanding options.
(4) Includes 50,000 shares issuable upon the exercise of outstanding options.
(5) Business Systems Consultants, Ltd (BSC) is an investment company registered in Libera. BSC is beneficially owned by two adult daughters of Conrad Morris, a director of the Company. Mr. Morris acts as an advisor too but has no beneficial interest in BSC.
(6) Includes 1,684,000 shares issuable upon exercise of outstanding options.

                              CERTAIN TRANSACTIONS

PARTNERSHIP TRANSACTION

    Pursuant to the Restructuring, on October 5, 1995, LDDI issued shares of its Common Stock to the limited partners of LDDLP in exchange for their respective partnership interests in LDDLP in a transaction exempt from the registration requirements of the Securities Act. On October 6, 1995 LDD Holdings acquired all of the outstanding shares of Common Stock of LDDI in exchange for 3,000,000 Shares of the Company's Common Stock.

BANK OF NEW YORK LOAN

    Pursuant to the terms of a Bridge Loan and Security Agreement (the "Loan Agreement") dated August 25, 1994 between Wingmead Securities Ltd. ("Wingmead") and Michael Preston, a Director and Chief Financial Officer of the Company, as lenders, and LDDLP, Wingmead and Preston each agreed to make one loan to the Partnership in the original aggregate principal amount of $250,000. The Wingmead loan (the "Wingmead Loan") was made on August 25, 1994, and the Preston loan (the "Preston Loan") was made on October 27, 1994. The Wingmead Loan is evidenced by a secured promissory note (the "Wingmead Note"), and bears interest at a rate per annum equal to the Prime Rate plus 2.0%. As collateral security for the payment of such amounts, LDDLP granted to Wingmead a first floating lien on all of its assets. In addition, pursuant to the terms of a Guaranty dated August 25, 1994 between Wingmead and Michael D. Preston, a Director and Chief Financial Officer of the Company, Preston personally guaranteed the payment, when due, of all amounts owed under the terms of the Loan Agreement, and as security for such guaranty, entered into a pledge agreement with Wingmead dated August 25, 1994 whereby he pledged 466,382 ordinary shares of Sterling Publishing Group PLC beneficially owned by him and the proceeds of any sale thereof to secure his obligations under his guaranty. The Preston Loan was non-interest bearing and was repaid, together with the Wingmead Loan, out of the proceeds of a loan from The Bank of New York (see following paragraph).

    On October 28, 1994, the Company borrowed $500,000 from The Bank of New York ("BONY") pursuant to a General Loan and Security Agreement (the "BONY Note"), which bears interest at a rate per annum equal to the Prime Rate plus .5%. Principal and interest on the BONY Note is due on April 12, 1995. The proceeds from the BONY Note were used to pay in full the principal amount outstanding under the Wingmead Note and the Preston Loan. There was no cost or other effect to the Company for such prepayment. The accrued interest on the Wingmead Note has been paid to date and the Company has issued 22,000 shares of its common stock to Wingmead.

    As collateral security for the payment of the BONY Note, the Company granted BONY a security interest in a $500,000 certificate of deposit issued by BONY to Wingmead which had been hypothecated to the Company by Wingmead. In addition, pursuant to the terms of a Guaranty dated October 28, 1994 between BONY and Steven Lampert, the Chief Executive Officer and Director of the Company and Mr. Preston, the Chief Financial Officer and a Director of the Company, each of Messrs. Lampert and Preston personally guaranteed the payments, when due, of all amounts owing by the Company to BONY, which obligation is represented by the BONY Notes.

    The repayment date of the BONY Note was extended until September 30, 1995 by an agreement entered into in April, 1995 on terms substantially identical to those of the original agreement dated October 28, 1994 and was subsequently extended to November 8, 1996, at which time it was paid in full. In February, 1995 Wingmead entered into an agreement with the Company under which it agreed to subscribe for 166,667 shares of the Company's Common Stock at $3.00 per share on July 31, 1996 or on the repayment by the Company of the BONY Note. On November 18, 1996, Wingmead purchased 166,667 shares of the Company's Common Stock for $500,000 cash.

BRIDGE LOANS

    Series A Loans. Pursuant to a series of loans made on September 30, 1994, the Company borrowed an aggregate principal amount of $177,500 from a group of seven lenders (the "Series A Loans"). Each loan bears interest at a rate per annum equal to the Prime Rate plus 2%, was due and payable on June 30, 1995, and was evidenced by a secured promissory note dated as of September 30, 1994. Pursuant to a Subordination Agreement entered into by and among LDDI, each holder of the Series A Loans and Wingmead, each of the holders of the Series A Loans agreed that their right to payment and security interest in the property of LDDI would be subordinate to all indebtedness owed by LDDI to Wingmead.

    The Series A Loan notes provided that any loans outstanding at the time that the Company concludes an initial public offering or similar transaction may at the holder's option be converted into shares of the Company's Common Stock at the Offering price together with a premium of 25% over the face value of the loan. Loans aggregating $30,000 plus accrued interest were repaid during 1995. Holders of the balance of the Notes, aggregating $147,500, elected to convert the amounts due to them, plus premium, into shares of the Company's Common Stock at a price of $3.00 per share prior to December 31, 1995.

    Second Wingmead Loan. Pursuant to an agreement dated December 6, 1994, the Company borrowed from Wingmead the sum of $200,000 (the "Second Wingmead Loan") repayable either within ten days following an initial public offering of the Company's stock, or, if no such offering occurred within 90 days following the date of the agreement, in six equal installments commencing on the 120th day following the date of the agreement. The loan, which was secured by the Loan Agreement dated August 25, 1994 between the Company, Wingmead and Michael Preston, and was personally guaranteed by Michael Preston and Steven Lampert bore interest at the rate of 20% per annum, and, in consideration for making the loan, the Company agreed to issue to Wingmead 20,000 shares of the Company's Common Stock, such shares to be unregistered but to have piggy-back registration rights in the event of a public offering of the Company's Common Stock within twenty-four months of the date of the agreement.

    In August, 1996 Michael Preston paid Wingmead a total of $229,329.86, representing $110,000 of the Second Wingmead loan together with accrued interest and certain fees due to Wingmead, in consideration of Wingmead's granting to Mr. Preston the benefit of Wingmead's interest in all such amounts owing by the Company. Wingmead had previously converted the balance of the principal due into 30,000 shares of the Company's Common Stock at the price of $3.00 per share, prior to December 31, 1995. On November 18, 1996, the Company repaid Mr. Preston the full amount paid by him to Wingmead for the debt owed to Wingmead by the Company.

    Business Systems Consultants Loan. On October 30, 1993, Business Systems Consultants Limited advanced the sum of $100,000 to the Company as an interest-free, five-year unsecured and subordinated loan, repayable at the obligee's request after three years. Business Systems Consultants converted this loan into shares of the Company's Common Stock at the price of $3.00 per share prior to December 31, 1995.

SHAREHOLDER LOANS

    The Company entered into an agreement with Business Systems Consultants, Ltd. ("BSC") in March, 1996, pursuant to which BSC agreed to loan $500,000 to the Company. The agreement provided that BSC may convert all (but not less than all ) of the loan into shares of the Company's Common Stock at a price of $3.30 per share at any time prior to the earlier of December 31, 1996 or the date on which the Company's Common Stock is listed for trading on NASDAQ. As consideration for the loan, the Company agreed to issue 150,000 shares of Common Stock to BSC and to pay BSC a fee equal to 1.5% of the first $50 million of revenues and 1% of revenues in excess of $50 million received by the Company from the customer billings generated by sales representatives recruited via the infomercial produced by Guthy-Renker during the first two years any revenue is received from such infomercial. In August, 1996, BSC elected to convert the entire amount of the loan to equity.

    The Company entered into agreements with Business Systems Consultants, Ltd. ("BSC") and Michael Preston on August 1, 1996, pursuant to which BSC and Mr. Preston agreed to loan $350,000 and $150,000, respectively, to the Company. The loans bear interest at the rate of 12% per annum and are repayable within 60 days after receipt of the loan proceeds. The agreements provide that the loans may be converted into shares of the Company's Common Stock at a price of $2.50 per share. As additional consideration for the loans, the Company agreed to issue to BSC and Mr. Preston, for each seven day period during which the loans are outstanding, 1,250 shares of Common Stock and 535 shares of Common Stock, respectively, but not less than 5,000 shares and 2,140 shares, respectively. In addition, if the loans are not repaid prior to September 30, 1996, BSC and Mr. Preston have the option, exercisable at any time within 12 months after such repayment date, to purchase, at a price of $2.50 per share, 140,000 shares and 60,000 shares, respectively. In November, 1996 BSC elected to convert the full amount of its loan into shares of the Company's Common Stock at a price of $2.50 per share.

BUY OUT AGREEMENT

    Pursuant to the terms of an agreement (the "Buy Out Agreement") dated April 6, 1993 by and among Steven L. Lampert ("Lampert"), Michael D. Preston ("Preston" and collectively with Lampert, the "Buyers"), Michael Miller ("Miller"), Jeffrey Schwartz ("Schwartz" and collectively with Miller, the "Sellers"), LDDLP, LDDI and several inactive entities (collectively with LDDLP and LDDI, the "Entities"), the Buyers, who are officers and directors of the Company, purchased in equal proportions all of the interests of the Sellers in the Entities (the "Buy Out"). At the closing of the Buy Out, the Buyers paid the Sellers an aggregate of $500,000.

    In connection with the Buy Out, LDDLP obligated itself under the Buy Out Agreement (i) to pay the Sellers an aggregate of $250,000 for their covenants not to compete with the business of LDDLP, (ii) to pay JAMI Marketing Services, Inc. ("JAMI"), an affiliate of the Sellers, $303,333.34, with respect to and in cancellation of an office facilities and equipment agreement and in consideration of services rendered, and (iii) to pay to the Sellers an aggregate of $80,000 with respect to their capital and current accounts with LDDLP (collectively, the "LDDLP Obligations").

    In addition, the Sellers were entitled to receive Contingent Event Payments of up to an aggregate of $750,000 upon the occurrence of (a) the sale by either of the Buyers of all or a majority of his interests in any Entity, (b) the sale by any Entity of all or substantially all of its assets, or (c) the distribution (excluding compensation payments to Lampert or Preston in amounts not exceeding $187,500 and $150,000, respectively, per year) by any Entity of cash or property to either of the Buyers (collectively the "Contingent Events"). The Buyers were responsible for Contingent Event Payments, except in the case of an asset sale by an Entity, in which case the Entity was responsible to the Sellers but the Buyers were obligated to reimburse the Entity to the extent the net proceeds of such sale were distributed to the Buyers.

    A dispute arose with respect to the Buy Out Agreement and in February, 1996, LDDLP and the Buyers filed a lawsuit against the Sellers seeking compensatory and punitive damages. The Sellers subsequently filed a separate lawsuit against LDDLP and the Buyers to exercise their rights to receive payment under the Buy Out Agreement and to exercise their remedies under the security agreement with respect thereto.

    On September 19, 1996, the Company, the Buyers, LDDI and LDDLP entered into an agreement (the "Settlement Agreement") with the Sellers and JAMI to settle the pending litigation (the "Litigation"). In accordance with the terms of the Settlement Agreement, the Company paid Sellers $500,000 in settlement of the Litigation and as full satisfaction of all remaining obligations under the Buy Out Agreement, including the Contingent Event Payments; the parties signed and delivered mutual general releases; and the Litigation was dismissed with prejudice.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of November 30, 1996, and as adjusted to reflect the sale of the Shares.

                                                                     Shares
                                         Maximum Number      Beneficially Owned
                   Number of Shares      of Shares to be      After Offering(2)
                  Beneficially Owned    Sold Pursuant to     ------------------
    NAME          Prior to Offering(1) this Prospectus(1)    Number     Percent
    ----          -------------------- ------------------    ------     -------
A/S Caco                   5,000              5,000            0          --
Christopher Adam          45,000             20,000          25,000        *
Aeron Marine               5,000              5,000            0          --
Alberdale Partners
 Limited                   6,060              6,060            0          --
Les Alps                  60,606             60,606            0          --
Arkan Investments
 Ltd.                     45,000             15,000          30,000        *
AS Kapitalutvikling        5,000              5,000            0          --
Banca del Gottardo       250,000            250,000            0          --
Bocap AS                  50,000             50,000            0          --
Erling Borg                5,000              5,000            0          --
Harvey Brice              10,000             10,000            0          --
Business Systems
 Consolidated Ltd.         6,400              6,400            0          --
Business Systems
 Consultants Ltd.      1,334,798            200,000       1,134,798      17.2%
Caisse Centrale           80,000             80,000            0          --
Cameo Trust               20,000             20,000            0          --
Capital Growth
 International           314,160            314,160            0          --
Capital Management       310,000            310,000            0          --
Cook & Cie                30,000             30,000            0          --
Continental Capital       75,000             75,000            0          --
Cowen/S. Hollander        22,500             22,500            0          --
Edgeport Nominees         63,480             63,480            0          --
Effectenbank Stroeve      30,000             30,000            0          --
Gems Opportunity Fund     90,909             90,909            0          --
Helix Investments         30,000             30,000            0          --
Steven Heydt               3,944              3,944            0          --
Albert Holland             3,944              3,944            0          --
Intergalactic Growth      30,000             30,000            0          --
Kismet                    60,606             60,606            0          --
Michael Levi              10,000             10,000            0          --
Magmar Bryhn               3,125              3,125            0          --
Manhattan West           150,000            150,000            0          --
M.I. Wernstedt             5,000              5,000            0          --
Morgan Steel              30,000             30,000            0          --
Sid Paterson               5,000              5,000            0          --
Peter Barrington Kirk     10,000             10,000            0          --
Walter Prime               5,000              5,000            0          --
Republic Natl. Bank
 (France)                  5,000              5,000            0          --
Republic Natl. Bank
 (Luxembourg)             20,000             20,000            0          --
Rahn & Rodman             10,000             10,000            0          --
Claude Rodrigue           35,000             15,000         20,000         *
Rosebud Capital          215,818            215,818            0          --
Saracen Intl. Inc.         5,000              5,000            0          --
Thomas Scichili           39,500             39,500            0          --
Earl Shannon              30,151             30,151            0          --
Skips AS Cahopus          10,000             10,000            0          --
C.V. Spelke                5,000              5,000            0          --
Stratford Partnership     30,000             30,000            0          --
Vital Miijo AS            10,000             10,000            0          --
Wingmead Securities
 Ltd.                    238,667             20,000        218,667       3.3%
Winthrop Trust           273,000            273,000            0          --
Wise and Shepard          12,500             12,500            0          --
Elie Wizman               15,000             15,000            0          --
Raphael Wizman            15,000             15,000            0          --
Day Campbell &
 McGill                   45,000             45,000            0          --

* Less than 1%

     (1) Includes, with respect to the following persons, the following number of Shares which may be acquired through the increase of Stock Options or Warrants: Alberdale Partners Limited (6,060); Les Alps (30,303); Banca del Gottardo (30,000); Bocap AS (25,000); Business Systems Consolidated Ltd. (6,400); Cameo Trust (10,000); Capital Growth International (314,160); Capital Management Gems Opportunity Fund (30,303); Intergalactic Fund (15,000); Kismet (30,303); Michael Levi (5,000); Morgan Steel (15,000); Peter Barrington Kirk (5,000); Republic Natl. (Lux) (10,000); Rosebud Capital (90,909); Thomas Scichili (39,500); Stratford Partnership (15,000); Vital Miijo AS (5,000); Day Campbell & McGill (45,000).

     (2) Gives effect to the exercise of all of the Options and Warrants for which the underlying Shares of Common Stock are being offered hereby and the sale of all of the Shares of Common Stock being offered by the Selling Stockholder.

                             PLAN OF DISTRIBUTION

     The Shares will be offered and sold by the Selling Stockholders for their own accounts. The Company will not receive any of the proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to bear the expenses of the registration of the Shares, including legal and accounting fees and such expenses are estimated to be $50,000.

     The Selling Stockholders may offer and sell the Shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell a principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Act.

    The Company has informed the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market and has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus.

    Selling Stockholders may also use Rule 144 under the Act to sell the Shares if they meet the criteria and conform to the requirements of such Rule.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company's Articles of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock, $.001 par value, of which 6,601,933 shares were outstanding as of November 30, 1996.

    Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of shares are not entitled to cumulate their votes in the election of directors. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

PREFERRED STOCK

    The Company's Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value. The Company's Articles of Incorporation provide that the rights, preferences, and privileges of the preferred stock shall be determined by the Board of Directors. The Board of Directors has not taken any action to determine the rights, preferences or privileges of the preferred stock nor has any preferred stock been issued. There are no present plans to issue any shares of preferred stock.

OPTIONS

    As of November 30, 1996, options to purchase 1,000,000 shares of Common Stock at an exercise price of $.001 per share and options to purchase 1,000,000 shares at an exercise price of $3.00 per share had been granted under the Company's 1995 Stock Option Plan, none of which have been exercised. See "Management-Stock Option Plan." In addition, there were options outstanding to purchase 45,000 shares of Common Stock at an exercise price of $3.00 per share.

WARRANTS

    As of November 30, 1996, there were warrants outstanding to purchase, at any time prior to March 31, 1999, 25,500 shares of Common Stock at an exercise price of $3.00 per share, warrants outstanding to purchase, at any time prior to August 31, 1999, 26,460 shares of Common Stock at an exercise price of $3.30 per share, warrants outstanding to purchase, at a price of $4.00 per share, up to 401,362 shares of Common Stock at any time prior to November 18, 1998, and warrants outstanding to purchase, at a price of $3.30 per share, up to 314,160 shares of Common Stock at any time prior to November 18, 1998.

    The Company has agreed to issue to certain holders of 890,470 shares of Common Stock, stock purchase warrants entitling such holders to purchase 1,666 shares of the Company's Common Stock for each 5,000 shares held by them if a registration statement covering the resale of such securities which the Company is required to file is not declared effective by each of certain specified dates commencing on April 5, 1997.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Company's Common Stock is American Securities Transfer, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215-5513.

                                  LEGAL MATTERS

    The validity of the Shares offered hereby will be passed upon for the Company by Day, Campbell & McGill, 3070 Bristol Street, Suite 650, Costa Mesa, California 92626. As of the date of this Prospectus, members of the firm owned a total of 330,434 shares of the Company's Common Stock and held options to purchase an additional 460,000 shares of the Company's Common Stock.

                                     EXPERTS

    The financial statements of the Company for the fiscal years ended December 31, 1994 and 1995 included in this Memorandum have been audited by Adelman, Katz & Mond, LLP, independent certified public accountants, to the extent and for the period set forth in its report included herein, and have been so included in reliance upon the report (which notes that the Company's negative working capital and accumulated deficit raise substantial doubt about the Company's ability to continue as a going concern and that the financial statements were prepared on the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the Company's inability to continue as a going concern) of such firm given upon its authority as experts in accounting and auditing.

                               FURTHER INFORMATION

    The Company has filed with the Securities and Exchange Commission ("Commission"), a Registration Statement on Form SB-2 with respect to the securities which are offered by this Prospectus. This Prospectus omits certain information which is contained in the Registration Statement as permitted by the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement including the exhibits filed therewith, which may be examined without charge at the Washington, D.C. offices of the Commission and copies of all or any part thereof may be obtained upon payment of the Commission's charge for copying. The statement contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference.

                        INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report of Adelman Katz and Mond, L.L.P                            F-2

     Consolidated Balance Sheets as of December 31, 1995 and 1994                       F-3

     Consolidated Statements of Operations for the Years ended December 31, 1995,
     1994 and 1993                                                                      F-4

     Consolidated Statements of Stockholders' Deficit for the years ended December 31,
     1995, 1994 and 1993                                                                F-5

     Consolidated Statements of Cash Flows for the years ended December 31, 1995,
     1994 and 1993                                                                      F-6

     Notes to Consolidated Financial Statements for the years ended December 31,
     1995, 1994 and 1993                                                                F-7

Consolidated Financial Statements as of September 30, 1996 (unaudited) and September 1995 (unaudited)

     Consolidated Balance Sheets as of September 30, 1996 and December 31, 1995
     (unaudited)                                                                        F-18

     Consolidated Statements of Operations for the Nine Months ended September 30,
     1996 (unaudited) and September 30, 1995 (unaudited)                                F-19

     Consolidated Statements of Cash Flows for the Nine Months ended September 30,
     1996 (unaudited) and September 30, 1995 (unaudited)                                F-20

     Notes to Consolidated Financial Statements for the Nine Months ended
     September 30, 1996 (unaudited) and September 30, 1995 (unaudited)                  F-21

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Long Distance Direct Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Long Distance Direct Holdings, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Long Distance Direct Holdings, Inc. as of December 31, 1995 and 1994, and the consolidated result of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has experienced significant recurring losses from operations and has an accumulated deficit, both of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New York, N.Y.                              /s/ Adelman, Katz & Mond, LLP
September 20, 1996, except for Note 4
which is dated September 27, 1996

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                                                              DECEMBER 31,
                                                                                         1995            1994
                                                                                     ----------      ----------

 CURRENT ASSETS
  Cash                                                                               $  207,666        $52,015
  Accounts receivable (net of allowance for doubtful accounts) (Note 2)               1,103,903      1,954,576
  Other current assets                                                                   93,229        345,947
                                                                                     ----------     ----------
        Total Current Assets                                                          1,404,798      2,352,538
                                                                                     ----------     ----------

PROPERTY AND EQUIPMENT
  Furniture and equipment                                                                54,856         50,792
  Computer equipment and software                                                       196,764        161,922
  Leasehold improvements                                                                 38,720         38,719
                                                                                     ----------     ----------
                                                                                        290,340        251,433
  Less: accumulated depreciation                                                        129,203         74,623
                                                                                     ----------     ----------
                                                                                        161,137        176,810
OTHER ASSETS                                                                             61,790        322,617
                                                                                     ----------     ----------

                                                                                     $1,627,725     $2,851,965
                                                                                     ==========     ==========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


CURRENT LIABILITIES
  Notes payable - current (Note 6)                                                   $1,165,000     $1,076,071
  Accounts payable                                                                    2,370,081      2,146,683
  Accrued expenses                                                                      577,576        449,432
  Sales and excise taxes payable (Note 5)                                               703,143        743,673
  Loans payable - shareholders (Note 11)                                                 74,244        217,320
                                                                                     ----------     ----------
        Total Current Liabilities                                                     4,890,044      4,633,179

LONG-TERM LIABILITIES
  Deferred network charges                                                                  -0-         78,657
  Long term debt, less current portion (Note 6)                                             -0-        315,629
                                                                                     ----------    -----------
        Total Liabilities                                                             4,890,044      5,027,465
                                                                                     ----------    -----------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)

STOCKHOLDERS' DEFICIT
  Common stock - par value $.001 per share;
    authorized 30,000,000 shares                                                          3,798          3,400
  Additional paid in capital                                                          1,429,434        611,728
  Accumulated deficit                                                                (4,665,551)    (2,790,628)
                                                                                     ----------    -----------
                                                                                     (3,232,319)    (2,175,500)
  Less:  Subscriptions receivable                                                       (30,000)           -0-
                                                                                     ----------    -----------
        Total Stockholders' Deficit                                                  (3,262,319)    (2,175,500)
                                                                                     ----------    -----------
                                                                                     $1,627,725     $2,851,965
                                                                                     ==========     ==========

                 See notes to consolidated financial statements.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                            YEARS ENDED DECEMBER 31,


                                                 1995             1994             1993
                                                 ----             ----             ----

REVENUES                                  $ 8,363,949      $ 9,527,497      $ 5,499,035

CUSTOMER REBATES AND REFUNDS                  377,547          444,998          158,621
                                          -----------      -----------      -----------

NET REVENUES                                7,986,402        9,082,499        5,340,414

COST OF SERVICES                            5,862,665        6,257,686        3,690,740
                                          -----------      -----------      -----------

        Gross Profit                        2,123,737        2,824,813        1,649,674
                                          -----------      -----------      -----------

OPERATING EXPENSES
  Sales and marketing                         519,411        1,322,546          472,473
  General and administrative                2,700,451        2,554,503        1,444,151
                                          -----------      -----------      -----------

        Total Operating Expenses            3,219,862        3,877,049        1,916,624
                                          -----------      -----------      -----------

LOSS FROM OPERATIONS                       (1,096,125)      (1,052,236)        (266,950)
                                          -----------      -----------      -----------

OTHER EXPENSES (INCOME)
  Interest expense                            375,820          173,996           98,396
  Interest income                              (4,594)          (5,515)          (2,056)
  Partnership buy-out and other costs              -0-              -0-         609,074
  Failed IPO costs                            407,572               -0-              -0-
                                          -----------      -----------      -----------

        Total Other Expenses (Income)         778,798          168,481          705,414
                                          -----------      -----------      -----------

NET LOSS                                  ($1,874,923)     ($1,220,717)     ($  972,364)
                                          ===========      ===========      ===========

NET LOSS PER SHARE                               (.55)            (.36)            (.30)
                                          ===========      ===========      ===========

                See notes to consolidated financial statements.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                            YEARS ENDED DECEMBER 31,



                                                                Common Stock         Additional Paid    Accumulated
                                                            Shares         Amount      in Capital         Deficit
                                                            ------         ------    ---------------    -----------

Balance - December 31, 1992                               3,165,730     $ 3,166      $  181,962        ($  582,547)

Par value assigned to deemed issuance of
   shares of common stock for capital
   contributions                                            192,270         192         259,808                --

Value assigned to shares of common stock
   issuable in connection with borrowing                     42,000          42         169,958                --

Dividends                                                                                                  (15,000)

Net loss - December 31, 1993                                     --          --              --           (972,364)
                                                          ----------     ------       ---------        -----------

Balance - December 31, 1993                               3,400,000       3,400         611,728         (1,569,911)

Net loss - December 31, 1994                                     --          --              --         (1,220,717)
                                                          -----------    -------      ---------        -----------

Balance - December 31, 1994                               3,400,000       3,400         611,728         (2,790,628)

Accrual of expenses, payable in stock,
   in connection with reverse acquisition                        --          --         (69,000)                --

Par value assigned to shares of common
   stock issued in private placement, net
   of expenses of $306,397                                  397,835         398         886,706                 --

Net loss - December 31, 1995                                     --          --              --         (1,874,923)
                                                          ---------      ------      ----------        -----------

Balance - December 31, 1995                               3,797,835      $3,798      $1,429,434        ($4,665,551)
                                                          =========      ======      ==========        ===========



                 See notes to consolidated financial statements.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,



                                                                         1995             1994               1993

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                           ($1,874,923)     ($1,220,717)        ($972,364)
                                                                     -----------      -----------         ---------

Adjustments to reconcile net loss to net cash
used in operating activities:
         Depreciation and amortization                                    54,580           45,905            30,581
         Amortization of note discount                                   116,000           52,000                -0-
         Imputed interest on personal guarantee                               -0-           2,000                -0-
         Financing expenses                                               49,793               -0-               -0-
         Provision for doubtful accounts                                 310,953          325,634           109,952
         Buy-out of partnership interests                                     -0-              -0-          500,000

         Changes in assets and liabilities:
           (Increase) decrease in accounts receivable                    539,720       (1,388,937)         (383,331)
           (Increase) decrease in other current assets                   252,718         (282,718)           (6,864)
           (Increase) decrease in other assets                           260,827         (302,013)           (7,599)
           Increase (decrease) in accounts payable                       223,398        1,174,456           (37,484)
           Increase (decrease) in accrued expenses                       (74,946)         304,874           183,667
           Increase (decrease) in sales and excise taxes payable         (40,530)         282,030           438,676
                                                                      ----------      -----------         ---------

               Total Adjustments to Net Loss                           1,692,513          213,231           827,598
                                                                      ----------      -----------         ---------

               Net Cash Used in Operating Activities                    (182,410)      (1,007,486)         (144,766)
                                                                      ----------      -----------         ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Acquisition of property and equipment                                  (38,907)         (72,284)         (124,212)
                                                                      ----------      -----------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds (payment) of notes payable                                   (155,000)         935,298          (106,277)
  Proceeds (payment) of related party loans                             (112,076)         106,602           100,000
  Proceeds from private placement                                        776,209               -0-               -0-
  Capital contributions                                                       -0-              -0-          260,000
  Dividends paid                                                              -0-              -0-          (15,000)
  Payment of private placement costs                                    (132,165)              -0-               -0-
  Net proceeds of former partners' buy-out note payable                       -0-              -0-           61,400
                                                                      ----------      -----------         ---------



               Net Cash Provided by Financing Activities                 376,968        1,041,900           300,123
                                                                      ----------      -----------         ---------

NET INCREASE (DECREASE) IN CASH                                          155,651          (37,870)           31,145

CASH - Beginning of year                                                  52,015           89,885            58,740
                                                                      ----------      -----------         ---------

CASH - End of year                                                      $207,666          $52,015           $89,885
                                                                      ==========      ===========         =========

                 See notes to consolidated financial statements.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 1995 AND 1994

1.    ORGANIZATION AND BUSINESS

      The consolidated financial statements consist of the accounts of Long Distance Direct Holdings, Inc. ("LDDH") and its wholly owned subsidiary, Long Distance Direct, Inc. ("LDDI"), referred to collectively as the ("Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

      LDDH, which was formerly known as Golden Ark, Inc. was inactive until October 6, 1995, when it acquired all of the outstanding stock of LDDI in exchange for 3,000,000 shares of LDDH and LDDI became a wholly owned subsidiary of LDDH. LDDI is a New York corporation which was formed in 1991 for the purpose of acting as the general partner of Long Distance Direct L.P. ("LDDLP"), a New York limited partnership formed at the same time for the purpose of carrying on the business of a non-facilities based re-seller of long-distance telephone services. On October 5, 1995, LDDI acquired all of the partnership interests of LDDLP in exchange for 3,218,821 shares of common stock of LDDI. This transaction was accounted for as a change in form of organization. Prior to its acquisition of LDDI, Golden Ark, Inc. effected a 1 for 1.4700477 forward split of its common stock. After its acquisition of LDDI, Golden Ark, Inc. changed its name to Long Distance Direct Holdings, Inc.

      For accounting purposes, the acquisition of the common stock of LDDI has been treated as a recapitalization of LDDI with LDDI as the acquirer (reverse acquisition). Stockholders' equity and earnings per share data has been restated to give retroactive recognition to the recapitalization.

      The consolidated financial statements include the combined activities of LDDI and LDDLP for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through October 5, 1995. Therefore no pro-forma data has been presented.

      The Company is a non-facilities based re-seller of outbound and inbound long-distance telephone, teleconferencing, cellular long-distance and calling card services to small and medium sized commercial customers. All of the services sold by the Company during the period were provided by AT&T. Although the Company had contracted with MCI in August 1995 to purchase telephone service for resale, MCI was unable to provide service prior to December 31, 1995. The Company signs up customers and provisions them onto the network of AT&T, which provides the actual transmission of service. The Company does not own or lease any telephone equipment or participate in the call completion process.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Allowance for Doubtful Accounts

      The allowance for doubtful accounts has been provided for based upon management estimates. At December 31, 1995 and 1994, the allowance for doubtful accounts was $163,149 and $455,567, respectively.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Revenues, Collections and Cost Recognition

      Revenues are recognized from long-distance service usage by the Company's customers. During the period, the Company operated under a billing service agreement with an affiliate of AT&T. Under the agreement, AT&T's affiliate provided billing services on behalf of the Company. Since December 31, 1995 the Company has contracted with another billing company to provide billing services. The Company's customers make payments directly to the Company through a lock-box account. This lock-box account is controlled by the Company and maintained at a financial institution acceptable to AT&T. Costs are recognized based on monthly network usage billings received from AT&T.

      Accounting Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, income and expenses and disclosures of contingencies. Future events could alter such estimates in the near term.

      Property and Equipment

      Property and equipment are stated at cost. Depreciation of furniture and computer equipment is provided using the straight-line method for financial reporting purposes based on their estimated useful lives. Depreciation of leasehold improvements is provided using the straight-line method for financial reporting purposes based on their estimated useful lives or the life of the lease, whichever is shorter.

      Initial Public Offering Costs

      The Company incurred costs of approximately $407,000 in connection with an initial public offering which was not successfully completed in 1995. As a result, all such costs were charged to expense in 1995.

      Private Placement Issuance Costs

      The Company incurred costs of approximately $306,000 in connection with a private placement of its own common stock. The Company received subscriptions in excess of the minimum shares required in the offering and the offering became effective. As a result, the costs incurred have been deducted from the proceeds received in the offering by a charge to additional paid in capital.

      Deferred Telemarketing Costs

      Telemarketing fees paid when a customer order is submitted to the Company are deferred. These costs are amortized on a straight-line basis over six months beginning in the month that customer revenue is generated.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Deferred Network Credit

      The Company received a cash payment in 1994 as a non-refundable sign-on bonus for the AT&T service agreement. The amount of the payment was amortized on a straight-line basis over the life of the agreement.

      Weighted Average of Common Shares

      Earnings per share are based on the weighted average number of shares outstanding (3,416,577 in 1995, 3,400,000 in 1994 and 3,282,865 in 1993).
      The assumed exercise of stock options is anti-dilutive and therefore is not considered a common stock equivalent.

      AT&T Usage Credits

      The Company receives credits from its supplier, AT&T, based upon volume usage to date. Amounts are recorded in the period in which the Company has earned the credits.

3.    BASIS OF PRESENTATION

      The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained losses since inception and as a result has experienced deficiencies in cash flows from operations and has a stockholders' deficit of $3,262,319 at December 31, 1995.

      The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

      Management is taking the following steps to revise its operating results and financial position, which it believes will be sufficient to provide the Company with the ability to continue in existence:

      - Renegotiation of current rates under AT&T agreement.
      - Contract with MCI allowing residential as well as commercial resale.
      - Increased sales volume through telemarketing efforts.
      - Closing of private placement in early 1996 and planned completion of another private placement in the fall of 1996.
      - Televised marketing program to recruit additional independent sales representatives.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

4.    PRIVATE PLACEMENT

      In December 1995, the Company completed a private placement of 397,835 shares of common stock at a price of $3.00 per share. Prior to December 31, 1995, the Company issued 273,043 shares for cash (net of certain expenses) of $806,211 and 124,792 shares for conversion of certain debt, related interest and expenses in the amount of $374,376. Subsequent to December 31, 1995, the Company issued 42,000 shares for $126,000. The proceeds of the offering were utilized for expansion of marketing activities, working capital and general corporate purposes. The offering closed in February 1996.

      In April 1996, the Company commenced a private placement for shares of its common stock. The offering called for a minimum of 100,000 shares and a maximum of 750,000 shares to be issued at a price of $3.30 per share. The Company sold 505,518 shares totaling $1,668,209.

      In August 1996, the Company commenced a private placement for shares of its common stock. The offering called for a minimum of 30 units and a maximum of 250 units to be issued at a price of $16,500 per unit. Each unit consisted of 5,000 shares of the Company's common stock and warrants entitling the holder to purchase at any time within two (2) years of issuance, up to 5,000 shares of common stock at an exercise price of $4.00 per share, with each of the initial 91 units to be sold. The Company sold
      80.3027 units totalling $1,324,995.

      In September 1996, the Company amended the August 1996 private placement. The amended offering called for a maximum of 250 units, with each unit containing 5,000 shares of the Company's common stock. In the discretion of the Company's placement agent, the number of units in the offering may be increased by up to 50 units. Concurrently, with this offering, the Company expects to offer to accredited investors, as defined in Regulation D promulgated under the Securities Act, up to 144 units, each also consisting of 5,000 shares of common stock and also at a price of $16,500 per unit.

      An officer, director and principal shareholder of the Company has a 25% interest in an investment firm which may receive fees in connection with the sale of the units offered hereby.

5.    COMMITMENTS AND CONTINGENT LIABILITIES

      Contract Tariffs with AT&T-Minimum Commitments

      Effective September 1, 1995, the Company entered into an individually negotiated contract for a fixed term of four years with a one year extension at the Company's option. The agreement is not renewable upon termination of the five year term. Under the agreement, the Company will be able to resell both inbound and outbound long-distance service. The agreement calls for minimum purchase commitments of $2,400,000 on a semi-annual basis and $4,800,000 on an annual basis. The agreement also requires minimum purchases with respect to new business usage of $240,000 on a semi-annual basis and $480,000 on an annual basis. Failure to meet the minimum purchase requirements will result in payment of any shortfall by the Company.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

5.    COMMITMENTS AND CONTINGENT LIABILITIES (continued)

      Contract Tariffs with AT&T-Minimum Commitments (continued)

      As a result of information arising from the change of the billing company after December 31, 1995, the Company has notified AT&T that it may have been significantly over-billed by AT&T since September 1992. At this time, however, no estimate can be made as to the time or the amount, if any, of any recovery by the Company. Accordingly, no provision for recovery has been reflected in the accompanying financial statements.

      Carrier Agreement with MCI-Minimum Commitments

      Effective August 4, 1995, the Company entered into an individually negotiated agreement with MCI under which the Company is authorized to resell various MCI services, including outbound and inbound long-distance calls. This agreement was superseded by an individually negotiated contract which was signed in 1996. The new agreement is for a forty-two
      (42) month term and is cancelable without liability by either party during the first six (6) months of the agreement. The agreement is subject to a twelve (12) month ramp period followed by a thirty (30) month service period. The usage requirements escalate from no minimum usage during the first five (5) months to $750,000 in the twelfth month. The minimum usage for the service periods is $1,000,000 per month. Failure to meet the minimum purchase requirements will result in payment by the Company of 15% of the difference between the actual usage and minimum monthly requirements.

      In consideration of its inability to provide service under the August 1995 contract prior to December 31, 1995, MCI agreed to compensate the Company in the form of a service credit in an amount not to exceed $1,000,000, to be applied against its initial usage under the 1996 contract. These financial statements do not include a provision for this credit.

      Joint Venture Agreement

      In May 1996, the Company, through its wholly owned subsidiary, entered into a joint venture agreement with a leading television production company to launch a marketing program based on broadcast media. Under this agreement, the Company is obligated to expend approximately $400,000 during 1996 in respect to production and origination costs, with all media expenditures being borne by its joint venture partner.

      Installment Obligation - New York State Taxes

      The State of New York Department of Taxation & Finance has filed two separate warrants against the Company evidencing judgment liens for uncontested tax liabilities. The Company has negotiated a payment plan with the State of New York. The Company is making the required payments under the plan and the warrants will be released when all required payments have been made.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

5.    COMMITMENTS AND CONTINGENT LIABILITIES (continued)

      Installment Obligation - Federal Excise Taxes

      During 1993, 1994 and the first quarter of 1995, the Company did not remit payments for Federal excise taxes which were due to the Internal Revenue Service. The Company entered into an installment agreement with the Internal Revenue Service for the payment of such taxes. The agreement required monthly payments of $34,000 until the total liability, including taxes and interest had been satisfied. Penalties were waived by the Internal Revenue Service. The Internal Revenue Service has filed a tax lien in connection with this obligation, which will be released upon the satisfaction of all amounts due under the agreement. As of September 1996, the Company has made all of its payments under the payment plan.

      Leases

      The Company conducts its operations in leased facilities under a noncancellable operating lease expiring in 1998. The Company also leases automobiles and equipment under noncancellable operating leases expiring in 1999. The minimum rental commitments under operating leases are as follows:


        Year ending December 31,
                  1996                                      $230,113
                  1997                                       214,262
                  1998                                        62,949
                  1999                                         3,706
                                                            --------

                  Total Minimum Payments Required           $511,030
                                                            ========

      Legal Proceedings - Partnership Buy-Out

      A dispute arose with respect to the Partnership Buy-Out Agreement (Note 6) and in February 1996, LDDLP and certain officers of the Company filed a lawsuit against the former selling partners seeking compensatory and punitive damages. The sellers subsequently filed a separate lawsuit against LDDLP and the officers to exercise their rights to receive payment under the Buy-Out Agreement and to exercise their remedies under a security agreement with respect thereto.

      On September 20, 1996, the parties entered into an agreement to settle the pending litigation. In accordance with the terms of the settlement, the Company paid the sellers $500,000 in settlement of the litigation and as full satisfaction of all remaining obligations under the Buy-Out Agreement. The parties signed and delivered mutual general releases and the litigation was dismissed with prejudice.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

5.    COMMITMENTS AND CONTINGENT LIABILITIES (continued)

      Shareholder Loans

      In March 1996, the Company entered into an agreement with a shareholder of the Company, pursuant to which the shareholder agreed to loan $500,000 to the Company. The agreement provided that the shareholder may convert all (but not less than all) of the loan into shares of the Company's common stock at a price of $3.30 per share at any time prior to the earlier of December 31, 1996 or the date on which the Company's common stock is listed for trading on NASDAQ. As consideration for the loan, the Company agreed to issue 150,000 shares of common stock to the shareholder and to pay the shareholder a fee equal to 1.5% of the first $50 million of revenues and 1% of revenues in excess of $50 million received by the Company from the customer billings generated by sales representatives recruited via the infomercial during the first two (2) years any revenue is received from such infomercial. In September 1996, the shareholder elected to convert the entire amount of the loan to equity.

      The Company entered into agreements with two (2) shareholders on August 1, 1996, pursuant to which the shareholders agreed to loan $350,000 and $150,000, respectively, to the Company. The loans bear interest at the rate of 12% per annum and are repayable within 60 days after receipt of the loan proceeds. The agreements provide that the loans may be converted into shares of the Company's common stock at a price of $2.50 per share.

      As additional consideration for the loans, the Company agreed to issue to the shareholders, for each seven (7) day period during which the loans are outstanding, 1,250 shares of common stock and 535 shares of common stock, respectively, but not less than 5,000 shares and 2,140 shares, respectively. In addition, if the loans are not repaid prior to September 30, 1996, the shareholders have the option exercisable at any time within twelve (12) months after such repayment date, to purchase, at a price of $2.50 per share, 140,000 shares and 60,000 shares, respectively.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

6.    NOTES PAYABLE

      Notes payable consist of the following:


                                                                          December 31,
                                                                     1995               1994
                                                                     ----               ----

      Note payable to Bank of New York (a)                     $  500,000         $  456,000

      Notes payable to two former partners, issued in
        connection with Partnership buy-out (b)                   555,000            530,200

      Note payable, bearing interest at 20%, payable
        in six (6) equal monthly installments (c)                 110,000            128,000

      Series A Loans Payable, bearing interest at prime
        plus 2%, payable in full on June 30, 1995 (d)                   -            177,500

      Notes payable, bearing interest at 20%, payable in
        full on March 31, 1995 (e)                                      -            100,000
                                                              -----------         ----------
                                                                1,165,000          1,391,700
      Less:  current portion                                    1,165,000          1,076,071
                                                              -----------        -----------

                                                              $        -0-       $   315,629
                                                              ===========        ===========

      (a)   Note Payable - Bank

            On October 28, 1994, the Company borrowed $500,000 from the Bank of New York, pursuant to a General Loan Security Agreement, with interest payable monthly at a rate equal to the prime rate plus one-half (1/2) percent. Principal is due and payable on July 31, 1996. The loan is secured by a $500,000 certificate of deposit which was issued by the bank to a shareholder of the Company. The shareholder has entered into an agreement with the Company under which it agreed to subscribe to 166,667 shares of the Company's common stock at $3.00 per share on July 31, 1996 or upon repayment by the Company of the bank note, if earlier. The Company is negotiating an extension of the bank loan and the subscription agreement. The loan is personally guaranteed by two officers of the Company. The amount outstanding at December 31, 1994 is shown net of $44,000 of loan discounts.

      (b)   Notes Payable - Partnership Buy-Out Agreement

            On April 6, 1993, certain officers and LDDI, (the "buyers") entered into a buy-out agreement to purchase the interests of two (2) partners in LDDLP (the "sellers"). The agreement provided for the following:

            - Note payable to the sellers for their capital and loan account balances in the aggregate amount of $80,000. These notes were due in full on May 31, 1995.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

6.    NOTES PAYABLE (continued)

      (b)   Notes Payable - Partnership Buy-Out Agreement
            (continued)

            - Note payable in the amount of $500,000, payable as follows: $300 to each of the sellers weekly; remaining amounts outstanding are due upon the occurrence, if any, of the following events: (a) the sale directly or indirectly by the buyers of all or a majority of their interests, or (b) the sale directly or indirectly of all or substantially all of the assets, to the extent that the proceeds from the sale exceed $2,000,000 or
                  (c) payments or distributions in any month, as salary or bonuses to the buyers exceeding $18,750 in the aggregate. The agreement also calls for payments in the event that earnings exceed specified levels. After payment of the notes, the contingent event payments are limited to $750,000 and are reduced by the salary and earnings cap payments described above.

            The notes were non-interest bearing until the second anniversary of the agreement, at which time, if they were not paid in full, interest will be charged retroactively to April 6, 1993, at prime plus 2% per annum.

            As more fully described in Note 5, all of the Company's obligations under these notes were satisfied in September 1996.

      (c)   Note Payable - Other

            Pursuant to a loan made on December 6, 1994, the Company borrowed an aggregate principal amount of $200,000 from one lender. The note is evidenced by a promissory note, is payable in six (6) equal monthly installments starting April 6, 1995, and bears interest at a rate of 20% per annum. The notes are personally guaranteed by certain officers of the Company. Prior to December 31, 1995 the lender converted $90,000 of principal into shares of the Company's common stock at a price of $3.00 per share. The amount outstanding at December 31, 1994 is shown net of $72,000 of loan discounts.

            In August 1996, an officer and shareholder of the Company paid the lender $229,330, representing the unpaid principal of $110,000, and accrued interest and fees of $119,330, in consideration of the lender granting the shareholder the benefit of the lender's interest in all such amounts owed by the Company.

      (d)   Series A Loans

            Pursuant to a series of loans made on September 30, 1994, the Company borrowed an aggregate principal amount of $177,500 from a group of seven (7) lenders ("Series A Loans"). Each loan is evidenced by a promissory note dated as of September 30, 1994 and was due on June 30, 1995, which bears interest at a rate per annum equal to the prime rate plus 2%. Loans aggregating $30,000, plus accrued interest were repaid during 1995. Holders of the balance of the notes aggregating $147,500, elected to convert the amount due to them, plus premium, into shares of the Company's common stock at a price of $3.00 per share prior to December 31, 1995.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

6.    NOTES PAYABLE (continued)

      (e)   Notes Payable - Other

            Pursuant to loans made on December 9, 1994, the Company borrowed an aggregate principal amount of $100,000 from two (2) lenders. Each note bears interest at a rate of 20% per annum. These loans were repaid during 1995.

7.    STOCK OPTION PLAN

      During 1995, the Company adopted the 1995 Stock Option Plan (the "Stock Option Plan"), pursuant to which key employees of the Company who have been selected as participants are eligible to receive awards of options to purchase common shares.

      The Stock Option Plan will be administered by the Compensation Committee of the Board (the "Committee"). Subject to the provisions of the Stock Option Plan, the Committee has sole discretionary authority to interpret the Stock Option Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

      Options granted under the Stock Option Plan may be Incentive Stock Options ("ISOs"), within the meaning of Section 422 of the U.S. Internal Revenue Code, as amended (the "Code"), or non-qualified stock options ("NQSOs"). The exercise price of the options will be determined by the Committee when the options are granted, subject to a minimum price in the case of ISOs of the fair market value (as defined in the Stock Option Plan) of the common shares on the date of grant and a minimum price in the case of NQSOs of the par value of the common shares. In the discretion of the Committee, the option exercise price may be paid in cash or in common shares or other property having fair market value on the date of exercise equal to the option exercise price, or by delivering to the Company an amount of sale or loan proceeds sufficient to pay the exercise price.

      In October 1995, the Company granted 1,000,000 options to purchase 1,000,000 shares of the Company's common stock at a price of $.001 per share. No options were exercised during 1995. There was no quoted market price for the Company's stock on the date of the grant of the options. Therefore, no compensation expense has been charged to operations in 1995.

8.    INCOME TAXES

      For the period from January 1, 1993 through October 5, 1995, LDDLP operated as a limited partnership for Federal and State income tax purposes. Accordingly, all of the partners were required to report their share of the Company's loss on their respective Federal and State income tax returns.

      At December 31, 1995, the Company had net operating loss carryforwards for financial and U.S. Federal income tax purposes of approximately $4,000,000, which are available to offset future taxable income and begin to expire in the year 2007.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                           DECEMBER 31, 1995 AND 1994

8.    INCOME TAXES (continued)

      Deferred taxes have not been recorded as the temporary differences, which consist primarily of differences related to the method of recognizing bad debts and depreciation, are not considered material by management.


9.    SUPPLEMENTAL DISCLOSURE OF CASH FLOWS


                                                      1995      1994      1993
                                                  --------    ------   -------

        Cash paid during the year for interest    $ 55,151    $3,719   $98,396
        Private placement costs accrued            174,232        -0-       -0-
        Conversion of debt to equity               337,500        -0-       -0-

10.   MAJOR CUSTOMER

      The Company had a sales agreement with their one major customer during the year. Sales to this customer accounted for approximately 12%, 11% and 14% of net sales for the years ended December 31, 1993, 1994 and 1995, respectively. At the pricing applicable to such sales, the amount of revenues generated by this customer approximated the cost of services provided to it. The customer discontinued the use of the Company's services in October 1995.

11.   LOANS PAYABLE - SHAREHOLDERS

      Amounts due to shareholders are non-interest bearing and are due and payable upon demand.

12.   SEC FILINGS

      The Company, which is required to file periodic reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934, did not timely file its annual report for the fiscal year ended December 31, 1995. The Company filed this report in June 1996.

                       LONG DISTANCE DIRECT HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                      30-Sep
                                                                    -----------
                                                                       1996            December 31,
                                                                    -----------        ------------
ASSETS                                                              (unaudited)            1995
                                                                    -----------        ------------
CURRENT ASSETS
   Cash                                                             $ 1,071,995        $   207,666
   Accounts receivable (net of allowance for
      doubtful accounts of $287,501 and$163,149,respectively)         1,809,262          1,103,903

   Other current assets                                                 407,165             93,229
                                                                    -----------        -----------
          Total Current Assets                                        3,288,422          1,404,798
                                                                    -----------        -----------
PROPERTY AND EQUIPMENT
   Furniture and equipment                                               57,871             54,856
   Computer equipment and software                                      237,293            196,764
   Leasehold improvements                                                38,720             38,720
                                                                    -----------        -----------
                                                                        333,884            290,340
   Less: accumulated depreciation                                       177,071            129,203
                                                                    -----------        -----------
                                                                        156,813            161,137
                                                                    -----------        -----------
OTHER ASSETS                                                             35,180             61,790

OFFICER LOAN RECEIVABLE                                                  19,259                 --
                                                                    -----------        -----------
                                                                      3,499,674        $ 1,627,725
                                                                    ===========        ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Notes payable - current                                              570,000          1,165,000
   Accounts payable                                                   2,412,777          2,370,081
   Accrued expenses                                                     294,923            577,576
   Sales and excise taxes payable                                       466,956            703,143
   Loans payable - officers                                             500,000             74,244
                                                                    -----------        -----------
              Total Current Liabilities                               4,244,656          4,890,044
                                                                    -----------        -----------
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' DEFICIT
   Common stock - par value $.001 per share;
      authorized 30,000,000 shares; issued
      and outstanding 5,108,836 shares                                    5,109              3,798
   Additional paid in capital                                         5,163,867          1,429,434
   Accumulated deficit                                               (5,913,957)        (4,665,551)
                                                                    -----------        -----------
Less:  Subscriptions receivable                                               0            (30,000)
                                                                    -----------        -----------
    Total Stockholders' Deficit                                        (744,982)        (3,262,319)
                                                                    -----------        -----------
                                                                    $ 3,499,674        $ 1,627,725
                                                                    ===========        ===========

                 See notes to Consolidated Financial Statements

                       LONG DISTANCE DIRECT HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               (UNAUDITED)

                                                  THREE MONTHS        YEAR TO DATE      THREE MONTHS        YEAR TO DATE
                                                  ENDED 9/30/96         9/30/96         ENDED 9/30/95         9/30/95
                                                  -------------       ------------      -------------       ------------
REVENUES                                           $ 1,266,227        $ 4,729,729        $ 2,045,454        $ 6,931,987

CUSTOMER REBATES AND REFUNDS                            12,101             19,690            122,854            342,396
                                                   -----------        -----------        -----------        -----------
NET REVENUES                                         1,254,126          4,710,039          1,922,600          6,589,591

COST OF SERVICES                                       927,934          3,067,743          1,440,378          4,932,971
                                                   -----------        -----------        -----------        -----------
                Gross Profit                           326,192          1,642,296            482,222          1,656,620
                                                   -----------        -----------        -----------        -----------
OPERATING EXPENSES
      Sales and marketing                              132,190            448,363             87,433            570,686
      General and administrative                       478,660          1,855,774            695,110          1,997,929
                                                   -----------        -----------        -----------        -----------
                Total Operating Expenses               610,850          2,304,137            782,543          2,568,615
                                                   -----------        -----------        -----------        -----------
LOSS FROM OPERATIONS                                  (284,658)          (661,841)          (300,321)          (911,995)

OTHER EXPENSES (INCOME)
   Interest expense                                    523,956            589,295             86,047            247,506
   Interest income                                      (1,118)            (2,730)            (1,080)            (4,018)
   Initial public offering costs                            --                 --                 --            377,585
                                                   -----------        -----------        -----------        -----------
               Total Other Expenses (Income)           522,838            586,565             84,967            621,073
                                                   -----------        -----------        -----------        -----------
NET LOSS                                           $  (807,496)       $(1,248,406)       $  (385,288)       ($1,533,068)
                                                   ===========        ===========        ===========        ===========
NET LOSS PER SHARE                                        (.20)              (.31)              (.11)              (.45)

                      LONG DISTANCE DIRECT HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                                    NINE MONTHS ENDED
                                                ---------------------------

                                                 30-Sep-96       30-Sep-95
                                                -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss                                        $(1,248,406)    $(1,533,068)

Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization                      47,868          41,234
  Amortization of note discount                                     116,000
  Imputed interest on personal guarantee
  Financing expenses
  Provision for doubtful accounts                   180,864         252,583


Changes in assets and liabilities:
  (Increase) decrease in accounts receivable       (829,711)        230,214
  (Increase) decrease in other current assets      (313,936)        181,982
  (Increase) decrease in other assets                26,610         120,376
  Increase in accounts payable                       42,696         795,277
  Increase (decrease) in accrued expenses          (339,165)        (17,053)
  Increase (decrease) in sales and excise
    taxes payable                                  (236,187)         20,565
                                                 -----------      ---------

        Total Adjustments to Net Loss            (1,420,961)      1,741,178
                                                 -----------      ---------

                Net Cash Used in Operating
                  Activities                      (2,669,367)       208,110
                                                 -----------      ---------

CASH FLOWS USED IN INVESTING ACTIVITIES
  Acquisition of property and equipment              (43,545)       (34,634)

CASH FLOWS FROM FINANCING ACTIVITIES

  Proceeds (payment) of notes payable               (595,000)      (178,400)
  Proceeds (payment) of related party loans          406,497        (57,812)
  Proceeds from private placement                  3,765,744
                                                  ----------       ---------
                Net Cash Provided by
                  Financing Activities             3,577,241       (236,212)
                                                  ----------       ---------

NET INCREASE (DECREASE) IN CASH                      864,329        (62,736)

CASH -- Beginning of Period                          207,666         52,015
                                                  ----------       --------
CASH -- End of Period                             $1,071,995       $(10,721)

                       LONG DISTANCE DIRECT HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the Company's position as of September 30, 1996 and December 31, 1995 and results of its operations and cash flows for the nine-month periods ending September 30, 1996 and September 30, 1995.

The accounting policies followed by the Company are set forth in Note 2 to the Company's financial statements in the Form 10-K/A Amendment Number 1 for the period ending December 31, 1995.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

22.  Indemnification of Directors and Officers

          [To be completed.]

23.  Other Expenses of Issuance and Distribution

     Registration fee                                       $ 3,178
     Legal fees and expenses                                 25,000
     Accounting fees and expenses                             5,000
     Blue sky fees and expenses                               1,000
     Printing                                                10,000
     Miscellaneous                                            5,822
                                                            ----------
          TOTAL                                             $50,000(1)
----------

(1) All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be paid by the Company.

24.  Recent Sales of Unregistered Securities

     The Company has sold the following securities within the last three years:

        In October, 1995, the Company issued 3,000,000 shares of Common Stock to the stockholders of Long Distance Direct, Inc. (LDDI) in exchange for all of the shares of LDDI stock pursuant to the terms and conditions of an Agreement and Plan of Reorganization among the Company, LDDI and the stockholders of LDDI. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        In November, 1995, the Company granted options under the Company's 1995 Option Plan to purchase 1,000,000 shares of Common Stock to officers, employees and consultants. The grant of such options was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        Between November, 1995 and January, 1996, the Company sold 440,833 shares of Common Stock at a price of $3.00 per share to a total of approximately 18 accredited investors, none of whom were U.S. persons. The shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

        In February, 1996, the Company issued 23,000 shares of Common Stock to an aggregate of five individuals for consulting services. The issuance of such shares was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        Between April and July 1996, the Company sold 204,000 shares of Common Stock at a price of $3,30 per share to a total of approximately 5 accredited investors, none of whom were U.S. persons. The shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

        Between April and July, 1996, the Company sold 303,151 shares of Common Stock at a price of $3.30 per share to two accredited investors. The sale of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        In May, 1996, the Company issued 7,988 shares of Common Stock to two individuals in consideration of their having made bridge loans to the Company. The issuance of such shares was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        In May, 1996, the Company issued 150,000 shares of Common Stock to Business Systems Consultants Limited, an accredited investor, in consideration of its having provided a convertible loan to the Company. The issuance of such shares was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        In July, 1996, the Company issued 150,000 shares to Manhattan West, Inc. for consulting services. The issuance of such shares was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        In August, 1996, the Company issued warrants to purchase 25,500 shares of Common Stock at a price of $3.00 per share and warrants to purchase 14,000 shares of Common Stock at a price of $3.30 per share, to Thomas Scichili, a non-U.S. person. The warrants were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

        In September, 1996, the Company sold 60,606 shares of Common Stock at a price of $3.30 per share and issued warrants to purchase an aggregate of 60,606 shares of Common Stock at $4.00 per share to two accredited investors, neither of whom was a U.S. person. The shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

        In September, 1996, the Company sold 151,515 shares of Common Stock at a price of $3.30 per share to Business Systems Consultants Ltd., an accredited investor. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        In an offering that terminated on November 18, 1996, the Company sold 812,970 shares of Common Stock at a price of $3.30 per share and issued warrants to purchase an aggregate of 401,362 shares of Common Stock at a price of $4.00 per share. The offering was made on behalf of the Company by Capital Growth International LLC as placement agent. The securities were issued to a limited number of investors, none of whom were U.S. persons. The securities were issued pursuant to Regulation S promulgated under the Securities Act of 1933. The Company also issued to the placement agent, as a portion of its compensation, warrants to purchase, at a price of $3.30 per share, up to 283,454 shares of Common Stock. The placement agents' warrants were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        In an offering that terminated on November 18, 1996, the Company sold 77,500 shares of Common Stock at a price of $3.30 per share. The offering was made on behalf of the Company by Capital Growth International LLC as placement agent. The shares were issued to a limited number of accredited investors. The issuance of such shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The Company also issued to the placement agent, as a portion of its compensation, warrants to purchase, at a price of $3.30 per share, up to 30,706 shares of Common Stock. The placement agents' warrants were issued pursuant to
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        On November 4, 1996, the Company sold 140,000 shares of Common Stock at a price of $2.50 per share to Business Systems Consultants Ltd., an accredited investor. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        On November 22, 1996, the Company granted options to purchase 1,045,000 shares of Common Stock to officers, employees and consultants. Options to purchase 1,000,000 of the shares were granted under the Company's 1995 Option Plan. The grant of such options was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        On November 25, 1996, the Company sold 400,000 shares of Common Stock at a price of $2.50 per share to Business Systems Consultants Ltd., an accredited investor. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

        In November 1996, the Company issued 166,667 shares to Wingmead Securities, Ltd. a non-U.S. person, at a price of $3.00 per share. The shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

        In November, 1996, the Company issued warrants to purchase, at a price of $3.30 per share, 6,400 shares and 6,060 shares to Business Systems Consolidated Ltd. and Alberdale Partners Limited, respectively, both non-U.S. persons. The warrants were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

        In November, 1996, the Company issued 16,250 and 6,955 shares of Common Stock respectivly to Business Systems Consultants Ltd. and Mr. Michael Preston in consideration of their having made bridge loans to the Company. The issuance of these shares was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

25.  Exhibits

    2.1   Agreement and Plan of Reorganization dated October 6, 1995 between
          Golden Ark, Inc. (now known as Long Distance Direct Holdings, Inc.)
          Long Distance Direct, Inc. and the stockholders of Long Distance
          Direct, Inc.

    3.1   Amended and Restated Articles of Incorporation of Long Distance
          Direct Holdings, Inc. (formerly known as Golden Ark, Inc.).*

    3.2   Certificate of Amendment of Articles of Incorporation of Long
          Distance Direct Holdings, Inc.*

    3.3   Bylaws, as amended, of Long Distance Direct Holdings, Inc.*

    5.1   Opinion of Day, Campbell & McGill.**

    10.1  Buy-out Agreement between Long Distance Direct, Inc., and Steven
          Lampert, Michael Preston, Jeffrey Schwartz, Michael Miller and JAMI
          Marketing Services, Inc.*

    10.2  Lease Agreement for Suite 1430, 1 Blue Hill Plaza, Pearl River, New
          York 10965.*

    10.3 Agreement with AT&T dated July, 1995 for supply of long distance telephone service for resale.*


   10.4  Agreement with MCI dated March, 1996 for supply of long distance telephone service for resale.*

   10.5  1995 Stock Option Plan.*

   10.6  Agreement with Guthy-Renker-Engler dated May 15, 1996 regarding the marketing and distribution of an infomercial.

   10.7  Agreement with Schulberg MediaWorks, Inc. dated June 10, 1996 regarding the production of an infomercial.

   21    List of Subsidiaries.

   23.1  Consent of Adelman, Katz & Mond, L.L.P.

   23.2  Consent of Day, Campbell & McGill, included in Exhibit 5.1.**

   27    Financial Data Schedule.

----------

*  Incorporated by reference to the Company's Form 10-K/A dated
   November 7, 1996 filed with the Commission on November 7, 1996.

** To be filed by amendment.

26.  Undertakings

    A. Supplementary and Periodic Information, Documents and Reports

    Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

    B. Item 512 Undertaking with Respect to Rule 415 Under the Securities Act of 1933

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    C. Indemnification

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D. Item 512 Undertaking with Respect to Rule 430A

    The undersigned registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

        (ii) For the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering thereof.


                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pearl River, State of New York on December 17, 1996.

                                             LONG DISTANCE DIRECT HOLDINGS, INC
 .
                                                         Steven Lampert
                                             By: -------------------------------
                                                     Steven Lampert, President

    Each person whose signature to this Registration Statement appears below hereby appoints Steven Lampert and Michael Preston, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Steven Lampert                                        December 17, 1996
--------------------------
Steven Lampert, President
and Director

     Michael Preston                                        December 17, 1996
--------------------------
Michael Preston
Chief Financial Officer
and Director

        Lori Colin                                          December 17, 1996
--------------------------
Lori Colin
Controller

     Rowland W. Day II                                      December 17, 1996
--------------------------
Rowland W. Day II

                                INDEX TO EXHIBITS

                                                                                           SEQUENTIALLY
                                                                                             NUMBERED
   NO.          EXHIBIT                         DESCRIPTION                                    PAGE
   ---          -------                         -----------                                    ----

  2.1      AGREEMENT AND PLAN OF REORGANIZATION DATED OCTOBER 6, 1995 BETWEEN GOLDEN
           ARK, INC. (NOW KNOWN AS LONG DISTANCE DIRECT HOLDINGS, INC.) LONG DISTANCE
           DIRECT, INC. AND THE STOCKHOLDERS OF LONG DISTANCE DIRECT, INC.

  3.1      AMENDED AND RESTATED ARTICLES OF INCORPORATION OF LONG DISTANCE DIRECT
           HOLDINGS, INC. (FORMERLY KNOWN AS GOLDEN ARK, INC.).*

  3.2      CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF LONG DISTANCE
           DIRECT HOLDINGS, INC.*

  3.3      BYLAWS, AS AMENDED, OF LONG DISTANCE DIRECT HOLDINGS, INC.*

  5.1      OPINION OF DAY, CAMPBELL & MCGILL.**

  10.1     BUY-OUT AGREEMENT BETWEEN LONG DISTANCE DIRECT, INC., AND STEVEN LAMPERT,
           MICHAEL PRESTON, JEFFREY SCHWARTZ, MICHAEL MILLER AND JAMI MARKETING
           SERVICES, INC.*

  10.2     LEASE AGREEMENT FOR SUITE 1430, 1 BLUE HILL PLAZA, PEARL RIVER, NEW YORK
           10965.*

  10.3     AGREEMENT WITH AT&T DATED JULY, 1995 FOR SUPPLY OF LONG DISTANCE TELEPHONE
           SERVICE FOR RESALE.*

  10.4     AGREEMENT WITH MCI DATED MARCH, 1996 FOR SUPPLY OF LONG DISTANCE TELEPHONE
           SERVICE FOR RESALE.*

  10.5     1995 STOCK OPTION PLAN.*

  10.6     AGREEMENT WITH GUTHY-RENKER-ENGLER DATED MAY 15, 1996 REGARDING THE
           MARKETING AND DISTRIBUTION OF AN INFOMERCIAL

  10.7     AGREEMENT WITH SCHULBERG MEDIAWORKS, INC. DATED JUNE 10, 1996 REGARDING THE
           PRODUCTION OF AN INFOMERCIAL

  21       LIST OF SUBSIDIARIES

  23.1     CONSENT OF ADELMAN, KATZ & MOND, L.L.P

  23.2     CONSENT OF DAY, CAMPBELL & MCGILL, INCLUDED IN EXHIBIT 5.1.**

  27       FINANCIAL DATA SCHEDULE

----------

* INCORPORATED BY REFERENCE TO THE COMPANY'S FORM 10-K/A DATED
NOVEMBER 7, 1996 FILED WITH THE COMMISSION ON NOVEMBER 7, 1996.

**TO BE FILED BY AMENDMENT.